Exhibit 99.3
REVISED PART II, ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Post Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Post Holdings, Inc. and its subsidiaries at September 30, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2014 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2014, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our audits (which was an integrated audit in 2014 and 2013). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As described in Management's Report on Internal Control Over Financial Reporting, management has excluded Dakota Growers Pasta Company, Inc.; Dymatize Enterprises, LLC; Golden Boy Foods Ltd.; and MFI Holding Company Corporation from its assessment of internal control over financial reporting as of September 30, 2014 because they were acquired by the Company in purchase business combinations during 2014. We have also excluded Dakota Growers Pasta Company, Inc.; Dymatize Enterprises, LLC; Golden Boy Foods Ltd.; and MFI Holding Company Corporation from our audit of internal control over financial reporting. Dakota Growers Pasta Company, Inc.; Dymatize Enterprises, LLC; Golden Boy Foods Ltd.; and MFI Holding Company Corporation total assets and total revenues collectively represent 38% and 49%, respectively, of the related consolidated financial statement amounts as of and for the year ended September 30, 2014.

/s/PricewaterhouseCoopers LLP
St. Louis, Missouri
November 26, 2014, except for the effects of the changes in the composition of reportable segments in Notes 1, 5, 6 and 21 as to which the date is May 11, 2015

POST HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Year Ended September 30,
	2014	2013	2012
Net Sales	$2,411.1	$1,034.1	$958.9
Cost of goods sold	1,789.9	609.2	530.0
Gross Profit	621.2	424.9	428.9

Selling, general and administrative expenses	444.4	294.3	274.0
Amortization of intangible assets	70.8	14.6	12.6
Loss on foreign currency	14.0	0.1	0.5
Restructuring expenses	1.1	3.8	—
Impairment of goodwill and other intangible assets	295.6	2.9	—
Other operating expenses, net	3.0	1.4	2.7
Operating (Loss) Profit	(207.7)	107.8	139.1

Interest expense, net	183.7	85.5	60.3
Other expense (income)	35.5	—	(1.6)
(Loss) Earnings before Income Taxes	(426.9)	22.3	80.4
Income tax (benefit) provision	(83.7)	7.1	30.5
Net (Loss) Earnings	(343.2)	15.2	49.9
Preferred stock dividends	(15.4)	(5.4)	—
Net (Loss) Earnings Available to Common Stockholders	$(358.6)	$9.8	$49.9

(Loss) Earnings per share:
Basic	$(9.03)	$0.30	$1.45
Diluted	$(9.03)	$0.30	$1.45

Weighted-Average Common Shares Outstanding:
Basic	39.7	32.7	34.3
Diluted	39.7	33.0	34.5

See accompanying Notes to Consolidated Financial Statements.

POST HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in millions)

	Year Ended September 30,
	2014	2013	2012
Net (Loss) Earnings	$(343.2)	$15.2	$49.9
Pension and postretirement benefit adjustments, net of tax of $5.1, $(8.2) and $12.4, respectively	(10.4)	14.4	(20.8)
Foreign currency translation adjustments	(4.1)	(2.9)	(0.2)
Total Comprehensive (Loss) Income	$(357.7)	$26.7	$28.9

See accompanying Notes to Consolidated Financial Statements.

POST HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except par value)

	September 30,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$268.4	$402.0
Restricted cash	84.8	38.1
Receivables, net	413.7	83.2
Inventories	380.7	121.9
Deferred income taxes	27.0	11.9
Prepaid expenses and other current assets	44.4	11.0
Total Current Assets	1,219.0	668.1
Property, net	831.9	388.5
Goodwill	2,886.7	1,489.7
Other intangible assets, net	2,643.0	898.4
Deferred income taxes	—	2.4
Other assets	150.5	26.7
Total Assets	$7,731.1	$3,473.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$25.6	$—
Accounts payable	225.0	77.1
Other current liabilities	269.3	68.9
Total Current Liabilities	519.9	146.0
Long-term debt	3,830.5	1,408.6
Deferred income taxes	915.1	304.3
Other liabilities	182.4	116.3
Total Liabilities	5,447.9	1,975.2

Commitments and Contingencies (See Note 15)

Stockholders’ Equity
Preferred Stock, $0.01 par value, 50.0 shares authorized
3.75% Series B, 2.4 shares issued and outstanding	0.1	—
2.50% Series C, 3.2 shares issued and outstanding
Common stock, $0.01 par value, 300.0 shares authorized, 44.8 and 32.7 shares outstanding, respectively	0.5	0.3
Additional paid-in capital	2,669.3	1,517.2
(Accumulated deficit) retained earnings	(305.7)	47.6
Accumulated other comprehensive loss	(27.6)	(13.1)
Treasury stock, at cost, 1.8 shares in each year	(53.4)	(53.4)
Total Stockholders’ Equity	2,283.2	1,498.6
Total Liabilities and Stockholders’ Equity	$7,731.1	$3,473.8

See accompanying Notes to Consolidated Financial Statements.

POST HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended September 30,
	2014	2013	2012
Cash Flows from Operating Activities
Net (loss) earnings	$(343.2)	$15.2	$49.9
Adjustments to reconcile net (loss) earnings to net cash flow provided by operating activities:
Depreciation and amortization	155.8	76.8	63.2
Premium from issuance of long-term debt	20.1	35.1	—
Impairment of goodwill and other intangible assets	295.6	2.9	—
Unrealized loss on interest rate swaps	40.4	—	—
Loss on foreign currency	7.4	—	—
Loss on write-down of assets held for sale	5.4	—	—
Non-cash stock-based compensation expense	14.5	10.5	4.5
Deferred income taxes	(87.5)	(29.1)	(2.6)
Other, net	10.6	0.9	4.1
Other changes in current assets and liabilities, net of business acquisitions:
Increase in receivables	(50.3)	(9.7)	(45.9)
Decrease in receivable from Ralcorp	—	—	41.3
Decrease (increase) in inventories	30.7	(10.8)	(11.7)
(Increase) decrease in prepaid expenses and other current assets	(0.2)	6.8	(8.7)
Increase in accounts payable and other current and non-current liabilities	83.8	20.6	49.9
Net Cash Provided by Operating Activities	183.1	119.2	144.0
Cash Flows from Investing Activities
Business acquisitions, net of cash acquired	(3,564.1)	(352.9)	—
Additions to property	(115.5)	(32.8)	(30.9)
Restricted cash	(43.3)	(38.1)	—
Cash advance for acquisition	(75.0)	—	—
Insurance proceeds on loss of property	4.3	—	—
Net Cash Used in Investing Activities	(3,793.6)	(423.8)	(30.9)
Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	2,385.6	600.0	950.0
Proceeds from issuance of preferred stock, net of issuance costs	310.2	234.0	—
Proceeds from issuance of common stock, net of issuance costs	593.4	—	—
Proceeds from issuance of equity component of tangible equity units, net of issuance costs	238.1	—	—
Proceeds from issuance of debt component of tangible equity units	41.8	—	—
Payment to Ralcorp	—	—	(900.0)
Repayments of long-term debt	(6.9)	(170.6)	(4.4)
Payments of preferred stock dividends	(14.4)	(4.2)	—
Purchases of treasury stock	—	—	(53.4)
Change in net investment of Ralcorp	—	—	(39.4)
Payments of debt issuance costs	(64.0)	(10.5)	(17.7)
Changes in intercompany debt	—	—	7.8
Other, net	0.4	0.1	—
Net Cash Provided by (Used in) by Financing Activities	3,484.2	648.8	(57.1)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(7.3)	(0.4)	0.5
Net Increase (Decrease) in Cash and Cash Equivalents	(133.6)	343.8	56.5
Cash and Cash Equivalents, Beginning of Year	402.0	58.2	1.7
Cash and Cash Equivalents, End of Year	$268.4	$402.0	$58.2

See accompanying Notes to Consolidated Financial Statements.

POST HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in millions)

	Common Stock		Preferred Stock					Accumulated Other Comprehensive Loss
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Net Investment	Retained Earnings (Deficit)	Retirement Benefit Adjustments, net of tax	Foreign Currency Translation Adjustments	Treasury Stock	Total Stockholders’ Equity
Balance as of September 30, 2011	—	$—	—	$—	$—	$1,438.3	$—	$(4.6)	$1.0	$—	$1,434.7
Net earnings	—	—	—	—	—	13.3	36.6	—	—	—	49.9
Separation related adjustments	—	—	—	—	—	(182.8)	—	(7.2)	(1.0)	—	(191.0)
Reclassification of net investment to additional paid-in capital	—	—	—	—	1,268.8	(1,268.8)	—	—	—	—	—
Issuance of common stock at Spin-Off	34.4	0.3	—	—	(0.3)	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	4.1	—	—	—	—	—	4.1
Purchase of treasury stock	(1.7)	—	—	—	—	—	—	—	—	(53.4)	(53.4)
Net change in retirement benefits, net of tax	—	—	—	—	—	—	—	(13.6)	—	—	(13.6)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	0.8	—	0.8
Balance as of September 30, 2012	32.7	$0.3	—	$—	$1,272.6	$—	$36.6	$(25.4)	$0.8	$(53.4)	$1,231.5
Net earnings	—	—	—	—	—	—	15.2	—	—	—	15.2
Preferred stock dividends declared	—	—	—	—	—	—	(4.2)	—	—	—	(4.2)
Issuance of preferred stock	—	—	2.4	—	234.0	—	—	—	—	—	234.0
Activity under stock and deferred compensation plans	—	—	—	—	0.1	—	—	—	—	—	0.1
Stock-based compensation expense	—	—	—	—	10.5	—	—	—	—	—	10.5
Net change in retirement benefits, net of tax	—	—	—	—	—	—	—	14.4	—	—	14.4
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(2.9)	—	(2.9)
Balance as of September 30, 2013	32.7	$0.3	2.4	$—	$1,517.2	$—	$47.6	$(11.0)	$(2.1)	$(53.4)	$1,498.6
Net loss	—	—	—	—	—	—	(343.2)	—	—	—	(343.2)
Preferred stock dividends declared	—	—	—	—	(4.3)	—	(10.1)	—	—	—	(14.4)
Issuance of common stock	12.1	0.2	—	—	593.2	—	—	—	—	—	593.4
Issuance of preferred stock	—	—	3.2	0.1	310.1	—	—	—	—	—	310.2
Issuance of tangible equity units	—	—	—	—	238.1	—	—	—	—	—	238.1
Activity under stock and deferred compensation plans	—	—	—	—	0.5	—	—	—	—	—	0.5
Stock-based compensation expense	—	—	—	—	14.5	—	—	—	—	—	14.5
Net change in retirement benefits, net of tax	—	—	—	—	—	—	—	(10.4)	—	—	(10.4)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(4.1)	—	(4.1)
Balance as of September 30, 2014	44.8	$0.5	5.6	$0.1	$2,669.3	$—	$(305.7)	$(21.4)	$(6.2)	$(53.4)	$2,283.2
 See accompanying Notes to Consolidated Financial Statements.

POST HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except share data or where indicated otherwise)

NOTE 1 — BACKGROUND
Post Holdings, Inc. (“Post” or the “Company”) is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, active nutrition and private label food categories. The Company’s products are sold through a variety of channels such as grocery, club and drug stores, mass merchandisers, foodservice, ingredient and via the Internet. Effective October 1, 2014, Post operates in three reportable segments: Consumer Brands, Michael Foods Group and Private Label. Prior to that date, Post operated in five reportable segments; prior period information has been recast to conform with the new presentation (see Note 21). The Consumer Brands segment manufactures and distributes Post Foods branded ready-to-eat (“RTE”) cereal and markets and distributes high protein shakes, bars and powders as well as nutritional supplements. The Consumer Brands segment is comprised of the Post branded RTE cereal business and the businesses of Premier Nutrition Corporation (“PNC”), which was acquired in September 2013, and Dymatize Enterprises, LLC (“Dymatize”), which was acquired in February 2014. The Michael Foods Group segment manufactures and distributes egg products, refrigerated potato products and dry pasta and also distributes cheese and other dairy case products to the retail and food ingredient channels. The Michael Foods Group segment is comprised of MFI Holding Corporation (“Michael Foods”) acquired in June 2014 and Dakota Growers Pasta Company, Inc. (“Dakota Growers”) which was acquired in January 2014. The Private Label segment manufactures peanut butter and other nut butters, dried fruits, baking and snacking nuts and premium natural and organic cereals servicing the private label retail, foodservice and ingredient channels. The Private Label segment consists of Golden Boy Foods Ltd. (“Golden Boy”), which was acquired in February 2014 and the businesses of Attune Foods, Inc. (“Attune”), which combines the acquisition of substantially all of the assets of Attune Foods, Inc. in December 2012, with the acquisition of certain assets of the Hearthside Food Solutions private label and branded businesses, acquired in May 2013.
On February 3, 2012, Post completed its legal separation from Ralcorp Holdings, Inc. (“Ralcorp”) via a tax free spin-off (the “Spin-Off”). In the Spin-Off, Ralcorp shareholders of record on January 30, 2012, the record date for the distribution, received one share of Post common stock for every two shares of Ralcorp common stock held; additionally Ralcorp retained approximately 6.8 million unregistered shares of Post common stock. At the time of distribution Ralcorp entered into a series of third party financing arrangements that effectively resulted in the contribution of its net investment in Post in exchange for the aforementioned 6.8 million shares of Post common stock and a $900.0 cash distribution which was funded through the incurrence of long-term debt by Post (see Note 14). Prior to Ralcorp’s contribution of its net investment, the net investment balance decreased due to separation related adjustments in the net amount of $182.8 primarily due to differences between the $900.0 cash distribution to Ralcorp compared to the settlement of intercompany debt of $784.5 and equity investment in partnership of $60.2 that did not transfer to Post in connection with the Spin-Off.
On February 6, 2012, Post common stock began trading on the New York Stock Exchange under the ticker symbol “POST.”
Unless otherwise stated or the context otherwise indicates, all references in this Form 10-K to “Post,” “the Company,” “us,” “our” or “we” mean Post Holdings, Inc. and its consolidated subsidiaries.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation — The consolidated financial statements include the operations of Post Holdings, Inc. and its wholly-owned subsidiaries. All intercompany transactions have been eliminated. As described in Note 1, for periods prior to the Spin-Off, these consolidated financial statements include the combined results of Post Foods, LLC and Post Foods Canada Corp., which comprised the operations of the Company prior to the Spin-Off. Transactions between the Company and Ralcorp are included in these financial statements.
Use of Estimates and Allocations — The consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America, which require certain elections as to accounting policy, estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amount of net revenues and expenses during the reporting periods. Significant accounting policy elections, estimates and assumptions include, among others, pension and benefit plan assumptions, valuation assumptions of goodwill and other intangible assets, marketing programs and income taxes. Actual results could differ from those estimates.
Throughout the reported periods prior to the Spin-Off covered by these financial statements, operations of the Company were conducted and accounted for as a reportable segment within the consolidated financial statements of Ralcorp. The financial statements have been derived from Ralcorp’s historical accounting records and reflect significant allocations of direct costs and expenses (see Note 20). All of the allocations and estimates in these financial statements are based upon assumptions that management of the Company believe are reasonable. The financial statements for periods prior to the Spin-Off do not necessarily represent the financial position or results of operations of the Company had it been operated as a separate independent entity.

Business Combinations — The Company uses the acquisition method in accounting for acquired businesses. Under the acquisition method, our financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.
Cash Equivalents — Cash equivalents include all highly liquid investments with original maturities of less than three months.
Restricted Cash — Restricted cash includes deposits with third party escrow agents in connection with recently announced acquisitions that will be credited against the purchase price if the transactions close. In addition, restricted cash also includes items such as cash deposits which serve as collateral for certain commodity hedging contracts as well as the Company's high deductible workers’ compensation insurance program.
Receivables — Receivables are reported at net realizable value. This value includes appropriate allowances for doubtful accounts, cash discounts, and other amounts which the Company does not ultimately expect to collect. The Company determines its allowance for doubtful accounts based on historical losses and the economic status of, and its relationship with, its customers, especially those identified as “at risk.” A receivable is considered past due if payments have not been received within the agreed upon invoice terms. Receivables are written off against the allowance when the customer files for bankruptcy protection or is otherwise deemed to be uncollectible based upon the Company’s evaluation of the customer’s solvency.
Inventories — In connection with the acquisition of Michael Foods (see Note 5), flocks have been added as a new category of inventory for the Company. Inventories, other than flocks as further discussed below, are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market. Reported amounts have been reduced by an allowance for obsolete product and packaging materials based on a review of inventories on hand compared to estimated future usage and sales. Flock inventory represents the cost of purchasing and raising chicken flocks to egg laying maturity. The costs included in our flock inventory include the costs of the chicks, the feed fed to the birds and the labor and overhead costs incurred to operate the pullet facilities until the birds are transferred into the laying facilities, at which time their cost is amortized to operations, as cost of goods sold, over their expected useful lives of one to two years.
Assets Held for Sale — Related to the closure of its Modesto, California facility, the Company has land, building and equipment classified as assets held for sale as of September 30, 2014. The Company has committed to a plan for selling the assets, is actively and reasonably marketing them utilizing a third party broker, and sale is reasonably expected within one year. An impairment loss of $5.4 was recorded to adjust the carrying value of the assets to their fair value less estimated selling costs. The loss is reported as “Other operating expenses, net” on the Consolidated Statement of Operations. At September 30, 2014, the $16.4 carrying value of the assets are included in “Prepaid expenses and other current assets” on the Consolidated Balance Sheets.
Property — Property is recorded at cost, and depreciation expense is generally provided on a straight-line basis over the estimated useful lives of the properties. Estimated useful lives range from 1 to 20 years for machinery and equipment and 3 to 39 years for buildings, building improvements and leasehold improvements. Total depreciation expense was $85.0, $62.2 and $50.6 in fiscal 2014, 2013 and 2012, respectively. Any gains and losses incurred on the sale or disposal of assets are included in "Other operating expenses, net." Repair and maintenance costs incurred in connection with planned major maintenance activities are accounted for under the direct expensing method. Property consisted of:

	September 30,
	2014	2013
Land and land improvements	$25.6	$13.0
Buildings and leasehold improvements	295.0	139.9
Machinery and equipment	714.2	436.7
Software	31.5	28.4
Construction in progress	54.7	22.5
	1,121.0	640.5
Accumulated depreciation	(289.1)	(252.0)
	$831.9	$388.5
Other Intangible Assets — Other intangible assets consist primarily of customer relationships and trademarks/brands acquired in business combinations. Amortization expense related to intangible assets, which is provided on a straight-line basis over the estimated useful lives of the assets, was $70.8, $14.6, and $12.6 in fiscal 2014, 2013 and 2012, respectively. For the intangible assets recorded as of September 30, 2014, amortization expense of $128.2, $127.7, $127.7, $127.6, and $126.8 is scheduled for fiscal 2015, 2016, 2017, 2018 and 2019, respectively. Other intangible assets consisted of:

	September 30, 2014			September 30, 2013
	Carrying Amount	Accum. Amort.	Net Amount	Carrying Amount	Accum. Amort.	Net Amount
Subject to amortization:
Customer relationships	$1,743.7	$(90.9)	$1,652.8	$258.6	$(41.0)	$217.6
Trademarks/brands	554.7	(43.9)	510.8	161.5	(25.8)	135.7
Other	24.7	(3.0)	21.7	4.7	(0.3)	4.4
	2,323.1	(137.8)	2,185.3	424.8	(67.1)	357.7
Not subject to amortization:
Trademarks/brands	457.7	—	457.7	540.7	—	540.7
	$2,780.8	$(137.8)	$2,643.0	$965.5	$(67.1)	$898.4
Recoverability of Assets — The Company continually evaluates whether events or circumstances have occurred which might impair the recoverability of the carrying value of its assets, including property, identifiable intangibles and goodwill. Trademarks with indefinite lives are reviewed for impairment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate the trademark may be impaired. The trademark impairment tests require us to estimate the fair value of the trademark and compare it to its carrying value. The estimated fair value is determined using an income-based approach (the relief-from-royalty method), which requires significant assumptions for each brand, including estimates regarding future revenue growth, discount rates, and appropriate royalty rates. Assumptions are determined after consideration of several factors for each brand, including profit levels, research of external royalty rates by third party experts and the relative importance of each brand to the Company. Revenue growth assumptions are based on historical trends and management’s expectations for future growth by brand. The discount rate is based on a weighted average cost of capital utilizing industry market data of similar companies.
In addition, definite-lived assets and indefinite-lived intangible assets are reassessed as needed when information becomes available that is believed to negatively impact the fair market value of an asset. In general, an asset is deemed impaired and written down to its fair value if estimated related future cash flows are less than its carrying amount.
At September 30, 2014, Post recorded impairment losses of $34.4 for the Post brand, $23.0 for the Honey Bunches of Oats brand, $17.2 for the Post Shredded Wheat brand and $8.4 for the Grape-Nuts brand to record these trademarks at their estimated current fair values of $144.0, $243.9, $8.2 and $14.9, respectively. Due to repeated past impairments, continued weakness in the brand forecasts and a lack of sales growth from recent brand support efforts, as of October, 1 2014, the Post Shredded Wheat brand will be converted to a finite-lived asset and assigned a 20 year useful life. At September 30, 2013, we recorded impairment losses of $0.2 for our Post Shredded Wheat brand and $2.7 for our Post brand to record these trademarks at their estimated current fair values of $25.4 and $178.4, respectively. At September 30, 2012, we concluded there was no impairment of trademarks with indefinite lives.
These fair value measurements fell within Level 3 of the fair value hierarchy as described in Note 13. The trademark and goodwill impairment losses are reported in “Impairment of goodwill and other intangible assets” on the Consolidated Statement of Operations. See Note 6 for information about goodwill impairments.
Investments — The Company funds a portion of its deferred compensation liability by investing in certain mutual funds in the same amounts as selected by the participating employees. Because management’s intent is to invest in a manner that matches the deferral options chosen by the participants and those participants can elect to transfer amounts in or out of each of the designated deferral options at any time, these investments have been classified as trading assets and are stated at fair value in “Other Assets” (see Note 13). Both realized and unrealized gains and losses on these assets are included in “Selling, general and administrative expenses” and offset the related change in the deferred compensation liability.
Stockholders’ Equity — Stockholders’ Equity represents the initial investment contribution from Ralcorp, the par value of our common and preferred stock net of treasury stock at cost, accumulated other comprehensive loss and retained earnings. See Note 1 for additional information. Accumulated other comprehensive loss included foreign currency translation adjustments of $(6.2), $(2.1) and $0.8 as of September 30, 2014, 2013 and 2012, respectively, as well as amounts related to postretirement benefit plans as presented in Note 16. In the first quarter of fiscal 2014, Post adopted ASU 2013-02, “Reporting Amounts Reclassified out of Accumulated Other Comprehensive Income.” The only reclassification out of accumulated other comprehensive income for the reported periods is amortization of actuarial (benefit) loss and prior service cost for pension and postretirement benefits totaling $(1.0), $2.0 and $0.4 for the years ended September 30, 2014, 2013 and 2012, respectively. Amounts are primarily classified as “Cost of goods sold” on the consolidated statements of operations.
Revenue — Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Net sales reflect gross sales, including amounts billed to customers for shipping and handling, less sales discounts and trade allowances (including promotional price buy downs and new item promotional funding). Customer trade allowances are generally computed as a percentage of gross sales. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged, and related reserves are maintained based on return history. If additional rights of return are granted, revenue recognition is deferred. Estimated reductions to revenue for customer incentive offerings are based upon customer redemption history.
Cost of Products Sold — Cost of products sold includes, among other things, inbound and outbound freight costs and depreciation expense related to assets used in production, while storage and other warehousing costs are included in “Selling, general and administrative expenses.” Storage and other warehousing costs totaled $65.4, $41.5 and $40.6 in fiscal 2014, 2013 and 2012, respectively.
Advertising — Advertising costs are expensed as incurred except for costs of producing media advertising such as television commercials or magazine advertisements, which are deferred until the first time the advertising takes place. The amount reported as assets on the balance sheet was insignificant as of September 30, 2014 and 2013.
Stock-based Compensation — The Company recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of equity awards and the fair market value at each quarterly reporting date for liability awards. That cost is recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period). See Note 17 for disclosures related to stock-based compensation.
Income Tax (Benefit) Provision — Income tax (benefit) provision is estimated based on income taxes in each jurisdiction and includes the effects of both current tax exposures and the temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities. A valuation allowance is established against the related deferred tax assets to the extent that it is not more likely than not that the future benefits will be realized. Reserves are recorded for estimated exposures associated with the Company’s tax filing positions, which are subject to periodic audits by governmental taxing authorities. Interest due to an underpayment of income taxes is classified as income taxes. The Company considers the undistributed earnings of its foreign subsidiaries to be permanently invested. Since its formation in connection with the Spin-Off, the Company's foreign subsidiaries have not generated cumulative undistributed earnings. No U.S. taxes have been provided in relation to the Company's investment in its foreign subsidiaries. See Note 7 for disclosures related to income taxes.
NOTE 3 — RECENTLY ISSUED ACCOUNTING STANDARDS
In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-08 “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 provides a narrower definition of discontinued operations than under existing GAAP. The standard update requires that only disposals of components of an entity (or groups of components) that represent a strategic shift that has or will have a major effect on the reporting entity’s operations are reported in the financial statements as discontinued operations. The standard also provides guidance on the financial statement presentations and disclosures of discontinued operations. The ASU is effective prospectively for disposals (or classifications of businesses as held-for-sale) of components of an entity that occur in annual or interim periods beginning after December 15, 2014.
In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)," which is the new comprehensive revenue recognition standard that will supersede all existing revenue recognition guidance under GAAP. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective for annual and interim periods beginning on or after December 15, 2016 (i.e. Post’s financial statements for the year ending September 30, 2018), and early adoption is not permitted. Entities will have the option of using either a full retrospective approach or a modified approach to adopt the guidance in the ASU. The Company is currently in the process of determining the method of adoption and evaluating the impact of adopting this guidance.
In August 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements - Going Concern". This ASU requires management to evaluate whether there are conditions and events that raise substantial doubt about the entity's ability to continue as a going concern and to provide disclosures in certain circumstances. The ASU is effective for annual and interim periods beginning after December 15, 2016. The Company does not expect this guidance to have a material impact on its consolidated financial statements.
NOTE 4 — RESTRUCTURING
In April 2013, the Company announced management’s decision to close its plant located in Modesto, California as part of a cost savings and capacity rationalization effort. The transfer of production capabilities and closure of the plant was completed during September 2014.

Amounts related to the plant closure are shown in the following table. Costs are recognized in “Restructuring expenses” in the consolidated statements of operations with the exception of accelerated depreciation expense which is included in “Cost of goods sold.” These expenses are not included in the measure of segment performance for any segment (see Note 21).

	Year Ended September 30, 2014	Year Ended September 30, 2013	Cumulative Incurred to Date	Remaining Expense Expected to be Incurred
Employee severance	$1.1	$2.1	$3.2	$—
Pension curtailment	—	1.7	1.7	—
Accelerated depreciation	8.0	9.6	17.6	—
	$9.1	$13.4	$22.5	$—
Liabilities recorded related to restructuring activities and changes therein are as follows:

	September 30, 2013	Costs Incurred and Charged to Expense	Cash Paid	September 30, 2014
Employee severance	$2.1	$1.1	$(2.5)	$0.7
NOTE 5 — BUSINESS COMBINATIONS
Fiscal 2014
On January 1, 2014, Post completed its acquisition of all the stock of Agricore United Holdings Inc. (“Agricore”) from Viterra Inc. Agricore is the parent company of Dakota Growers, a manufacturer of dry pasta for the private label, foodservice and ingredient markets. The purchase price for the transaction was $370.0 in cash, subject to a working capital adjustment, which resulted in a payment at closing of $366.2. In May 2014, a final settlement of net working capital and other adjustments was reached, resulting in a payment to the Company of $6.5. Dakota Growers is reported in the Michael Foods Group segment (see Note 21). Based upon the preliminary purchase price allocation, the Company has recorded $127.2 of customer relationships to be amortized over a weighted-average period of 12.5 years and $22.8 to trademarks/brands to be amortized over a weighted-average period of 18.9 years. Net sales and operating profit included in the consolidated statements of operations related to this acquisition were $190.7 and $4.4, respectively, for the year ended September 30, 2014.
On February 1, 2014, Post completed its acquisition of Dymatize, a manufacturer and marketer of premium protein powders, bars and nutritional supplements. The purchase price for the transaction was $380.0 in cash, subject to a working capital adjustment, which resulted in a payment at closing of $392.5. The parties have not yet agreed on a final net working capital adjustment. The Company currently estimates the final net working capital adjustment will result in an amount due back to the Company of approximately $6.0. In accordance with the terms of the purchase agreement, the sellers are eligible for an earn-out payment of up to $17.5 based on Dymatize’s level of performance against certain financial performance targets, as defined in the purchase agreement, during calendar year 2014. Using an option pricing model, the Company estimated the acquisition date fair value of the earn-out to be approximately $5.4. As of September 30, 2014, the Company updated its estimate of the fair value of the earn-out and concluded the fair value was approximately $0.7, resulting in a gain of approximately $4.7 recognized during fiscal 2014 which was recorded as a component of selling, general and administrative expenses in the consolidated statement of operations. Dymatize is reported in the Consumer Brands segment (see Note 21). Based upon the preliminary purchase price allocation, the Company has recorded $136.8 of customer relationships to be amortized over a weighted-average period of 18 years and $121.1 to trademarks/brands to be amortized over a weighted-average period of 20 years. Net sales and operating loss included in the consolidated statements of operations related to this acquisition were $124.1 and $(13.7), respectively, for the year ended September 30, 2014.
On February 1, 2014, Post completed its acquisition of Golden Boy, a manufacturer of private label peanut and other nut butters, as well as dried fruits and baking and snacking nuts. The purchase price for the transaction was CAD $320.0 in cash, subject to a working capital adjustment, which resulted in a payment at closing of approximately CAD $321.1. In May 2014, a final settlement of net working capital and other adjustments was reached, resulting in an amount paid to the sellers of CAD $2.1. Golden Boy is reported in the Private Label segment (see Note 21). Based upon the preliminary purchase price allocation, the Company has recorded $82.6 of customer relationships to be amortized over a weighted-average period of 11 years, $28.9 to trademarks/brands to be amortized over a weighted-average period of 20 years, and $20.0 to other intangible assets to be amortized over a weighted-average period of 11 years. Net sales and operating profit included in the consolidated statements of operations related to this acquisition were $186.7 and $10.4, respectively, for the year ended September 30, 2014.

On June 2, 2014, the Company completed its acquisition of Michael Foods from affiliates of GS Capital Partners, affiliates of Thomas H. Lee Partners and other owners, which is included in the Michael Foods Group segment. Michael Foods manufactures and distributes egg products and refrigerated potato products and also distributes cheese and other dairy case products to the retail, foodservice and food ingredient channels. The purchase price the Company paid for the transaction was approximately $2,450.0, subject to working capital and other adjustments which resulted in a cash payment at closing of approximately $2,539.1. In August 2014, a final settlement of net working capital and other adjustments was reached, resulting in an amount paid to Post of $10.0. In addition to the purchase price paid at closing, the Company will make a payment of $50.0 to the stockholders of Michael Foods on June 2, 2015. Based upon the preliminary purchase price allocation, the Company has recorded $1,126.6 of customer relationships to be amortized over a weighted-average period of 20 years and $217.7 to trademarks/brands to be amortized over a weighted-average period of 19.3 years.
On August 1, 2014, Post Foods, LLC, a subsidiary of the Company, acquired a cereal brand and related inventory for $20.4. The brand is reported as part of the Consumer Brands segment. Based upon the preliminary purchase price allocation, the Company has recorded $11.8 of customer relationships to be amortized over a weighted-average period of 20 years and $2.6 to trademarks/brands to be amortized over a weighted-average period of 10 years. In addition to the intangibles acquired, we purchased $0.4 of inventory and recorded $5.6 of goodwill.
Each of the acquisitions was accounted for using the acquisition method of accounting, whereby the results of operations of each are included in the financial statements from the date of acquisition. The respective purchase prices were allocated to acquired assets and liabilities based on their estimated fair values at the date of acquisition, and any excess was allocated to goodwill, as shown in the following table and discussed above. Goodwill represents the value the Company expects to achieve through the implementation of operational synergies and the expansion of the business into new growing segments of the industry. The Company does not expect the final fair value of goodwill related to the current year acquisitions of Dakota Growers, Golden Boy and Michael Foods to be deductible for U.S. income tax purposes. The Company estimates approximately $106.4 of tax deductible goodwill will result from the Dymatize acquisition pending final resolution of net working capital amounts and the earn-out. The Company expects the fair value of goodwill generated by the cereal brand acquisition to be fully tax deductible.
Certain estimated values, including goodwill, intangible assets and deferred taxes, are not yet finalized pending the final settlement of the purchase price and purchase price allocations and are subject to change once additional information is obtained.

	Dakota Growers	Dymatize	Golden Boy	Michael Foods
Cash and cash equivalents	$2.9	$1.8	$—	$69.1
Restricted cash	—	—	—	3.4
Receivables	25.3	22.7	16.4	155.2
Income tax receivable	—	—	—	62.5
Inventories	43.4	41.0	29.8	175.7
Deferred income taxes	0.3	3.0	—	2.1
Prepaid expenses and other current assets	0.4	0.7	0.7	7.5
Property	86.0	15.7	10.5	328.3
Goodwill	160.5	104.1	154.1	1,186.7
Other intangible assets	150.0	257.9	131.5	1,344.3
Other assets	1.0	0.1	—	8.0
Current portion of long-term debt	—	—	—	(3.7)
Accounts payable	(5.6)	(17.7)	(10.3)	(109.0)
Other current liabilities	(25.7)	(7.9)	(8.4)	(79.5)
Long-term debt	—	—	—	(8.4)
Deferred income taxes	(78.4)	(29.5)	(33.8)	(555.4)
Other liabilities	(0.2)	—	(2.1)	(9.5)
Total acquisition cost	$359.9	$391.9	$288.4	$2,577.3
Fiscal 2013
On December 31, 2012, the Company purchased substantially all of the assets of Attune Foods, Inc. for approximately $9.2 of cash.

On May 28, 2013, the Company completed its acquisition of certain assets of the branded and private label cereal, granola and snacks business of Hearthside Food Solutions (“Hearthside”) for approximately $159.9 of cash. Both the Attune Foods business and the Hearthside business are included in the Private Label segment (see Note 21).
On September 1, 2013, the Company completed its acquisition of PNC for approximately $186.0 of cash. PNC is reported in the Consumer Brands segment (see Note 21). Net sales and operating profit included in the consolidated statement of operations related to this acquisition were $169.2 and $11.9, respectively, for the year ended September 30, 2014. During the first quarter of fiscal 2014, a final settlement of net working capital was reached, resulting in an increase in total consideration of approximately $0.1 and a corresponding increase in goodwill. In addition, during the second quarter of fiscal 2014, $1.2 of pre-acquisition net operating losses (“NOLs”) were identified and a deferred tax asset was recorded as well as a corresponding decrease to goodwill. As these adjustments did not have a significant impact on the consolidated statements of operations, balance sheets or cash flows, the financial statements have not been retrospectively adjusted.
Each of the acquisitions was accounted for using the acquisition method of accounting, whereby the results of operations of each are included in the financial statements from the date of acquisition. The respective purchase prices were allocated to acquired assets and liabilities based on their estimated fair values at the date of acquisition, and any excess was allocated to goodwill, as shown in the following table. Goodwill represents the value the Company expects to achieve through the implementation of operational synergies and the expansion of the business into new growing segments of the industry. The Company expects that the final fair value of goodwill will be fully deductible for U.S. income tax purposes for the Attune and Hearthside acquisitions. The goodwill generated by Post’s acquisition of PNC will not be tax deductible for U.S. income tax purposes, however, certain goodwill generated by PNC business combinations in periods prior to Post’s acquisition transferred to Post and is expected to be tax deductible.

	Attune	Hearthside	PNC
Cash and cash equivalents	$—	$—	$2.1
Receivables	0.5	5.5	11.3
Inventories	2.6	6.3	23.9
Deferred income taxes	—	—	6.9
Prepaid expenses and other current assets	0.1	0.2	2.8
Property	0.1	15.6	0.7
Goodwill	3.6	71.5	47.2
Other intangible assets	3.8	63.5	112.6
Accounts payable	(1.3)	(2.1)	(15.6)
Other current liabilities	(0.2)	(0.3)	(2.4)
Deferred income taxes	—	(0.3)	(2.8)
Other liabilities	—	—	(0.7)
Total acquisition cost	$9.2	$159.9	$186.0
The following unaudited pro forma information presents a summary of the combined results of operations of the Company and the aggregate results of all business acquired in fiscal years 2014 and 2013 for the periods presented as if the fiscal 2014 acquisitions had occurred on October 1, 2012 and the fiscal 2013 acquisitions had occurred on October 1, 2011, along with certain pro forma adjustments. These pro forma adjustments give effect to the amortization of certain definite-lived intangible assets, adjusted depreciation based upon fair value of assets acquired, interest expense related to the financing of the business combinations, and related income taxes. The following unaudited pro forma information has been prepared for comparative purposes only and is not necessarily indicative of the results of operations as they would have been had the acquisitions occurred on the assumed dates, nor is it necessarily an indication of future operating results.

	2014	2013	2012
Pro forma net sales	$3,965.2	$3,874.7	$1,143.6
Pro forma net (loss) earnings available to common stockholders	$(329.9)	$11.0	$42.3
Pro forma basic (loss) earnings per share	$(8.31)	$0.34	$1.23
Pro forma diluted (loss) earnings per share	$(8.31)	$0.33	$1.23

NOTE 6 — GOODWILL
The changes in the carrying amount of goodwill by segment are noted in the following table.

	Consumer Brands	Michael Foods Group	Private Label	Total
Balance, September 30, 2012
Goodwill (gross)	$1,794.4	$—	$—	$1,794.4
Accumulated impairment losses	(427.8)	—	—	(427.8)
Goodwill (net)	$1,366.6	$—	$—	$1,366.6
Goodwill acquired	48.3	—	75.1	123.4
Currency translation adjustment	(0.3)	—	—	(0.3)
Balance, September 30, 2013
Goodwill (gross)	$1,842.4	$—	$75.1	$1,917.5
Accumulated impairment losses	(427.8)	—	—	(427.8)
Goodwill (net)	$1,414.6	$—	$75.1	$1,489.7
Goodwill acquired	109.7	1,347.2	154.1	1,611.0
Impairment loss	(212.6)	—	—	(212.6)
Purchase price true-up adjustment	(1.1)	—	—	(1.1)
Currency translation adjustment	(0.4)	—	0.1	(0.3)
Balance, September 30, 2014
Goodwill (gross)	$1,950.6	$1,347.2	$229.3	$3,527.1
Accumulated impairment losses	(640.4)	—	—	(640.4)
Goodwill (net)	$1,310.2	$1,347.2	$229.3	$2,886.7
Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. The Company conducts a goodwill impairment qualitative assessment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires an assessment to determine if it is more likely than not that the fair value of the business is less than its carrying amount. If adverse qualitative trends are identified that could negatively impact the fair value of the business, a qualitative goodwill impairment test is performed. In fiscal years 2014 and 2013, the Company elected not to perform a qualitative assessment and instead performed a quantitative impairment test for all reporting units.
The estimated fair value is determined using a combined income and market approach with a greater weighting on the income approach (75% of the calculation for all reporting units, excluding Dymatize which is 100%). The income approach is based on discounted future cash flows and requires significant assumptions, including estimates regarding future revenue, profitability, and capital requirements. The market approach (25% of the calculation or all reporting units, excluding Dymatize which is 0%) is based on a market multiple (revenue and EBITDA which stands for earnings before interest, income taxes, depreciation, and amortization) and requires an estimate of appropriate multiples based on market data.
As of September 30, 2014, the Company recorded a total charge of $212.6 for the impairment of goodwill related to businesses within the Consumer Brands segment. The impairment charge includes $181.3 related to Post Foods primarily resulting from the acceleration of declines within the branded ready-to-eat cereal category. Additionally, the expectation is that revenue and profit growth for Post Foods will be challenged in the medium to long-term. Impairment charges of $31.3 resulted from reduced near-term profitability related to supply chain disruptions at Dymatize, which were identified subsequent to the initial valuation at the acquisition date of February 1, 2014, and incremental remediation expenses.
These fair value measurements fell within Level 3 of the fair value hierarchy as described in Note 13. The goodwill impairment losses are aggregated with trademark impairment losses in “Impairment of goodwill and other intangible assets” in the Consolidated Statement of Operations.

NOTE 7 — INCOME TAXES
The (benefit) provision for income taxes consisted of the following:

	Year Ended September 30,
	2014	2013	2012
Current:
Federal	$0.9	$33.0	$30.8
State	—	3.2	2.3
Foreign	2.9	—	—
	3.8	36.2	33.1
Deferred:
Federal	(80.1)	(26.8)	(3.2)
State	(7.3)	(1.8)	(0.5)
Foreign	(0.1)	(0.5)	1.1
	(87.5)	(29.1)	(2.6)
Income tax (benefit) provision	$(83.7)	$7.1	$30.5
A reconciliation of income tax (benefit) provision with amounts computed at the statutory federal rate follows:

	Year Ended September 30,
	2014	2013	2012
Computed tax at federal statutory rate (35%)	$(149.4)	$7.8	$28.1
Non-deductible goodwill impairment loss	70.9	—	—
Non-deductible compensation	0.8	0.7	—
Non-deductible transaction costs	2.8	0.2	1.8
Domestic production activities deduction	—	(2.9)	(0.9)
State income taxes, net of effect on federal tax	(6.6)	1.0	2.0
Non-taxable interest income	(2.9)	—	—
Valuation allowance	2.3	—	—
Other, net (none in excess of 5% of computed tax)	(1.6)	0.3	(0.5)
Income tax (benefit) provision	$(83.7)	$7.1	$30.5
The effective tax rate for fiscal 2014 was 19.6% compared to 31.8% for fiscal 2013 and 37.9% for fiscal 2012.
The effective tax rate for fiscal 2014 was affected by approximately $70.9 of incremental tax expense related to the non-deductible goodwill impairment loss, by approximately $0.8 of incremental tax expense resulting from non-deductible compensation in accordance with the provisions of Internal Revenue Code (“IRC”) section 162(m), by approximately $2.8 of incremental tax expense resulting from non-deductible outside service expenses incurred in relation to merger and acquisition transactions, by approximately $2.3 of incremental tax expense resulting from recording a valuation allowance against the net deferred tax assets of a Canadian subsidiary, and by approximately $(2.9) of incremental tax benefit resulting from the receipt of non-taxable interest income.
The effective tax rate for fiscal 2013 was affected by approximately $0.7 of incremental tax expense resulting from non-deductible compensation in accordance with the provisions of IRC section 162(m), and by approximately $0.2 of incremental tax expense resulting from non-deductible outside service expenses incurred in relation to merger and acquisition transactions.
The effective tax rate for fiscal 2012 was affected by approximately $1.8 of incremental tax expense resulting from non-deductible outside service expenses, which were incurred prior to February 3, 2012, to effect the Spin-Off. In addition, Post recorded approximately $2.7 of additional tax expense related to an uncertain tax position taken on our 2012 short-period tax return.
For fiscal 2012 and 2013, the effective tax rate was reduced by the effects of the Domestic Production Activities Deduction (DPAD), and for all three fiscal years the effective tax rate was also impacted by minor effects of shifts between the relative amounts of domestic and foreign income and state tax apportionment.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets (liabilities) were as follows:

	September 30, 2014			September 30, 2013
	Assets	Liabilities	Net	Assets	Liabilities	Net
Current:
Accrued vacation, incentive and severance	$6.5	$—	$6.5	$5.2	$—	$5.2
Net operating loss carryforwards, credits	7.3	—	7.3	—	—	—
Stock-based and deferred compensation	2.7	—	2.7	—	—	—
Other accrued liabilities	7.1	—	7.1	1.6	—	1.6
Other items	7.0	(3.3)	3.7	5.4	(0.3)	5.1
Total gross deferred income taxes, current	30.6	(3.3)	27.3	12.2	(0.3)	11.9
Valuation allowance	(0.3)	—	(0.3)	—	—	—
Total current deferred income taxes	30.3	(3.3)	27.0	12.2	(0.3)	11.9

Noncurrent:
Property	—	(142.5)	(142.5)	—	(74.0)	(74.0)
Intangible assets	—	(863.1)	(863.1)	—	(297.7)	(297.7)
Pension and other postretirement benefits	42.9	—	42.9	37.0	—	37.0
Stock-based and deferred compensation	14.7	—	14.7	10.3	—	10.3
Derivative mark-to-market adjustments	15.4	—	15.4	—	—	—
Net operating loss carryforwards	23.4	—	23.4	21.6	—	21.6
Other items	1.5	—	1.5	0.9	—	0.9
Total gross deferred income taxes, noncurrent	97.9	(1,005.6)	(907.7)	69.8	(371.7)	(301.9)
Valuation allowance	(7.4)	—	(7.4)	—	—	—
Total non-current deferred income taxes	90.5	(1,005.6)	(915.1)	69.8	(371.7)	(301.9)
Total deferred taxes	$120.8	$(1,008.9)	$(888.1)	$82.0	$(372.0)	$(290.0)
As of September 30, 2014, Post had federal net operating loss (“NOL”) carryforwards totaling approximately $100.9 which have expiration dates beginning in fiscal 2021 and extending through fiscal 2034. As of September 30, 2014, Post had a carryforward of approximately $3.1 related to interest expense for which the deduction was disallowed in a prior period under section 163(j) of the IRC, and this carryforward does not expire. As of September 30, 2014, Post had state NOL carryforwards totaling approximately $114.6 which have expiration dates beginning in fiscal 2015 and extending through fiscal 2034. As of September 30, 2014, Post had NOL carryforwards in foreign jurisdictions of approximately $16.2 which have expiration dates beginning in fiscal 2026 and extending through fiscal 2034.
All of these NOLs and carryforwards were acquired through acquisitions made during fiscal 2013 and 2014. As a result of these ownership changes, the deductibility of the NOLs is subject to limitation under section 382 of the IRC and similar limitations under state tax law. Giving consideration to the section 382 and state limitations, the Company believes it will generate sufficient taxable income to fully utilize the federal and state NOLs before they expire.
The tax benefit of NOLs in foreign jurisdictions has been offset by a valuation allowance based on management’s judgment that it is more likely than not that the benefits of those deferred tax assets will not be realized in the future.
No provision has been made for income taxes on undistributed earnings of consolidated non-U.S. subsidiaries of $1.0 at September 30, 2014 since it is our intention to indefinitely reinvest undistributed earnings of our foreign subsidiaries. It is not practicable to estimate the additional income taxes and applicable foreign withholding taxes that would be payable on the remittance of such undistributed earnings.
For fiscal 2014, 2013 and 2012, foreign income (loss) before income taxes was $0.6, $(2.0) and $4.5, respectively.
Unrecognized Tax Benefits
The Company recognizes the tax benefit from uncertain tax positions only if it is “more likely than not” the tax position will be sustained on examination by the taxing authorities. The tax benefits recognized from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. To the extent the Company’s assessment of such tax positions changes, the change in estimate will be recorded in the period in which the determination is made.

Unrecognized tax benefits activity for the years ended September 30, 2014 and 2013 is presented in the following table:

Unrecognized tax benefits, September 30, 2012	$2.7
Additions based on current tax positions	0.9
Reductions for prior year tax positions	—
Settlements with tax authorities/statute expirations	—
Unrecognized tax benefits, September 30, 2013	$3.6
Additions based on current tax positions and acquisitions	4.3
Reductions for prior year tax positions	—
Settlements with tax authorities/statue expirations	(0.5)
Unrecognized tax benefits, September 30, 2014	$7.4
The amount of the net unrecognized tax benefits that, if recognized, would directly affect the effective tax rate is $6.9 at September 30, 2014. During fiscal year 2014, the Company recorded a benefit of approximately $0.5 reflecting the effect of the closing of statutes of limitations and settlements with taxing authorities. The Company expects approximately $0.5 of the unrecognized tax benefits to decrease within twelve months of the reporting date. The Company had no unrecognized tax benefits for any periods prior to fiscal 2012.
The Company classifies tax-related interest and penalties as components of income tax expense. The accrued interest and penalties are not included in the table above. The Company accrued approximately $0.9 and $0.1 of interest and penalties at September 30, 2014 and September 30, 2013, respectively. Interest was computed on the difference between the tax position recognized for financial reporting purposes and the amount previously taken on the Company’s tax returns.
Based on the provisions of the Tax Allocation Agreement between Post and Ralcorp, Ralcorp retained responsibility for income tax liabilities and income tax returns related to all periods prior to the Spin-Off date of February 3, 2012. There are no open income tax audits in any of Post’s filing jurisdictions for periods subsequent to the Spin-Off date. U.S. federal, U.S. state and Canada income tax returns for the tax years ended September 30, 2013 and September 30, 2012 are subject to examination by the tax authorities in each respective jurisdiction.
For the acquisitions made in 2013 and 2014, the seller generally retained responsibility for all income tax liabilities through the date of acquisition. With respect to the Michael Foods acquisition, Post assumed all income tax liabilities for those jurisdictions which remain subject to examination for tax years 2008 through 2013.

NOTE 8 — EARNINGS PER SHARE
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options, stock appreciation rights and restricted stock equivalents using the “treasury stock” method. The impact of potentially dilutive convertible preferred stock is calculated using the “if-converted” method. The Company’s tangible equity units (“TEUs”) (see Note 18) are assumed to be settled at the minimum settlement amount for weighted-average shares for basic earnings per share. For diluted earnings per share, the shares, to the extent dilutive, are assumed to be settled as described in Note 18.
In connection with the Spin-Off, Ralcorp stock settled stock appreciation right awards were converted to 0.3 million Post awards for certain employees and 0.1 million Post restricted shares were issued to holders of Ralcorp restricted shares. See Note 1 for further discussion of the Spin-Off.

	Year Ended September 30,
	2014	2013	2012
Net (loss) earnings	$(343.2)	$15.2	$49.9
Preferred stock dividends	(15.4)	(5.4)	—
Net (Loss) Earnings Available to Common Stockholders	$(358.6)	$9.8	$49.9

Weighted-average shares for basic earnings per share	39.7	32.7	34.3
Effect of dilutive securities:
Stock options	—	0.1	—
Stock appreciation rights	—	0.1	0.1
Restricted stock awards	—	0.1	0.1
Total dilutive securities	—	0.3	0.2
Weighted-average shares for diluted earnings per share	39.7	33.0	34.5

Basic (loss) earnings per share	$(9.03)	$0.30	$1.45
Diluted (loss) earnings per share	$(9.03)	$0.30	$1.45
For the years ended September 30, 2014, 2013 and 2012, weighted-average shares for diluted (loss) earnings per common share excludes 3.7 million, 0.3 million and 2.3 million equity awards, respectively, and for the years ended September 30, 2014 and 2013, excludes 11.0 million and 5.1 million shares, respectively related to the potential conversion of the Company’s convertible preferred stock (See Note 19) as they were anti-dilutive. For the year ended September 30, 2014 there were 1.1 million TEUs excluded from diluted earnings per share as they were anti-dilutive.
NOTE 9 — SUPPLEMENTAL OPERATIONS STATEMENT AND CASH FLOW INFORMATION

	Year Ended September 30,
	2014	2013	2012
Advertising and promotion expenses	$121.8	$118.4	$126.4
Repair and maintenance expenses	58.6	41.6	38.6
Research and development expenses	10.2	8.6	7.9
Rent expense	11.3	4.8	4.1
Interest paid	143.3	76.3	33.7
Income taxes paid	11.9	25.5	35.8
Intercompany interest paid	—	—	17.7

NOTE 10 — SUPPLEMENTAL BALANCE SHEET INFORMATION

	September 30,
	2014	2013
Receivables, net
Trade	$332.2	$83.4
Income tax receivable	67.1	—
Other	15.8	0.1
	415.1	83.5
Allowance for doubtful accounts	(1.4)	(0.3)
	$413.7	$83.2
Inventories
Raw materials and supplies	$99.2	$29.2
Work in process	16.3	1.1
Finished products	235.8	91.6
Flocks	29.4	—
	$380.7	$121.9
Accounts Payable
Trade	$194.3	$57.1
Book cash overdrafts	12.1	7.0
Other items	18.6	13.0
	$225.0	$77.1
Other Current Liabilities
Advertising and promotion	$60.9	$12.6
Accrued interest	47.8	13.0
Compensation	32.4	18.9
Due to Michael Foods former owner	48.9	—
Miscellaneous accrued taxes	5.8	4.0
Deferred revenue	8.2	8.3
Other	65.3	12.1
	$269.3	$68.9
Other Liabilities
Pension and other postretirement benefit obligations	$114.1	$97.8
Deferred compensation	12.3	13.4
Interest rate swaps	40.4	—
Other	15.6	5.1
	$182.4	$116.3
NOTE 11 — ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Year Ended September 30,
	2014	2013	2012
Balance, beginning of year	$0.3	$0.3	$—
Provision charged to expense	0.3	—	—
Write-offs, less recoveries	(0.2)	—	—
Impact of acquisitions	1.0	—	—
Transfers from Ralcorp Receivables Corporation, net	—	—	0.3
Balance, end of year	$1.4	$0.3	$0.3
NOTE 12 — DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING
In the ordinary course of business, the Company is exposed to commodity price risks relating to the acquisition of raw materials and supplies, interest rate risks relating to floating rate debt, and foreign currency exchange rate risks relating to its foreign subsidiaries. The Company utilizes derivative financial instruments, including (but not limited to) futures contracts, option contracts, forward contracts and swaps, to manage certain of these exposures by hedging when it is practical to do so. The Company does not hold or issue financial instruments for speculative or trading purposes.

Prior to the Spin-Off, Post participated in Ralcorp’s derivative instrument program which consisted of commodity contracts (options, futures and swaps) on raw material and fuel purchases. The effects of Post’s participation in Ralcorp’s derivative instrument program on the statements of operations for the year ended September 30, 2012 was a loss of $2.0. There was no such earnings impact in 2013 or 2014. Derivative instrument gains and losses are included in “Cost of goods sold” for all periods presented. As of the Spin-Off date, Post no longer participated in the Ralcorp derivative instrument program.
The Company maintains options, futures contracts and interest rate swaps which have been designated as economic hedges of raw materials, fuel and energy purchases and variable rate debt.
As of September 30, 2014, the Company has interest rate swaps with a notional amount of $869.5 that have the effect of converting our variable interest rate term loan debt to fixed interest rates beginning in June 2016. In addition, as of September 30, 2014, the Company has interest rate swaps with a $700.0 notional amount that obligate Post to pay a weighted average fixed rate of approximately 4% and receive three-month LIBOR and will result in a net settlement in July 2018.  These swaps have the effect of locking in current low interest rates for anticipated future debt issuances to fund strategic investments, refinance existing debt or other strategic purposes. In connection with the acquisition of Michael Foods, the Company acquired additional interest rate swaps with a notional amount of $350.0 that were not settled at the closing of the acquisition and remain outstanding at September 30, 2014. The notional amounts of natural gas and heating oil futures and commodity contracts were $23.4 and $53.0, respectively. These contracts relate to inputs that generally will be utilized within the next 12 months.
The Company’s calculation of the fair value of interest rate swaps is derived from a discounted cash flow analysis based on the terms of the contract and the interest rate curve. Commodity, natural gas and heating oil derivatives are valued using an income approach based on index prices less the contract rate multiplied by the notional amount.
The following tables present the balance sheet location and fair value of the Company’s derivative instruments on a gross and net basis as of September 30, 2014 and 2013.

		Fair Value of Liabilities as of September 30, 2014
	Balance Sheet Location	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet
Commodity contracts	Other current liabilities	$8.0	$—	$8.0
Natural gas and heating oil futures	Other current liabilities	0.9	—	0.9
Interest rate swaps	Other current liabilities	2.7	—	2.7
Interest rate swaps	Other liabilities	40.4	—	40.4
		$52.0	$—	$52.0

		Fair Value of Liabilities as of September 30, 2013
	Balance Sheet Location	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet
Commodity contracts	Other current liabilities	$0.1	$—	$0.1
Natural gas and heating oil futures	Other current liabilities	0.1	—	0.1
		$0.2	$—	$0.2
The following table presents the gain or loss from derivative instruments that were not designated as hedging instruments and were recorded on the Company’s Consolidated Statements of Operations for the years ended September 30, 2014, 2013 and 2012.

	Location of Gain (Loss) Recognized in Earnings	Amount of Gain (Loss) Recognized in Earnings
		2014	2013	2012
Participation in Ralcorp’s derivative program	Cost of goods sold	$—	$—	$(2.0)
Commodity contracts	Cost of goods sold	(12.4)	(0.6)	—
Natural gas futures	Cost of goods sold	(0.4)	(0.3)	0.3
Foreign exchange contracts	Selling, general and administrative expenses	(6.3)	—	—
Interest rate swaps	Other expense, net	(35.5)	—	—
NOTE 13 — FAIR VALUE MEASUREMENTS
The following table represents Post’s assets and liabilities measured at fair value on a recurring basis and the basis for that measurement according to the levels in the fair value hierarchy in ASC Topic 820:

	September 30, 2014			September 30, 2013
	Total	Level 1	Level 2	Total	Level 1	Level 2
Assets
Deferred compensation investment	$10.2	$10.2	$—	$8.5	$8.5	$—

Liabilities
Deferred compensation liabilities	12.3	—	12.3	13.4	—	13.4
Derivative liabilities	52.0	—	52.0	0.2	—	0.2
	$64.3	$—	$64.3	$13.6	$—	$13.6
The following table represents the fair value of Post’s long-term debt which is not recorded at fair value in the consolidated balance sheets, but is classified as Level 2 in the fair value hierarchy per ASC Topic 820:

	September 30, 2014	September 30, 2013
Senior notes	$2,768.2	$1,450.6
Term loan	872.9	—
TEUs (debt component; see Note 18)	29.5	—
	$3,670.6	$1,450.6
The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of three levels:
Level 1 — Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs are quoted prices of similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.
 Level 3 — Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.
The deferred compensation investment is invested primarily in mutual funds and its fair value is measured using the market approach. This investment is in the same funds and purchased in substantially the same amounts as the participants’ selected investment options (excluding Post common stock equivalents), which represent the underlying liabilities to participants in the Company’s deferred compensation plans. Deferred compensation liabilities are recorded at amounts due to participants in cash, based on the fair value of participants’ selected investment options (excluding certain Post common stock equivalents to be distributed in shares) using the market approach. The Company utilizes the income approach to measure fair value for its derivative assets, which include commodity options and futures contracts. The income approach uses pricing models that rely on market observable inputs such as yield curves and forward prices.

Refer to Note 12 for the classification of changes in fair value of derivative assets and liabilities measured at fair value on a recurring basis within the consolidated statements of operations.
The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents, receivables and accounts payable approximate fair value because of the short maturities of these financial instruments.
NOTE 14 — LONG TERM DEBT
Long-term debt as of the dates indicated consists of the following:

	September 30,
	2014	2013
7.375% Senior Notes maturing February 2022	$1,375.0	$1,375.0
6.75% Senior Notes maturing December 2021	875.0	—
6.00% Senior Notes maturing December 2022	630.0	—
Term Loan	882.8	—
TEUs (see Note 18)	38.4	—
4.57% 2012 Series Bond maturing September 2017	4.8	—
Secured notes	1.1	—
Capital leases	3.8	—
	3,810.9	1,375.0
Less: Current Portion	(25.6)	—
Plus: Unamortized premium (discount), net	45.2	33.6
Total long-term debt	$3,830.5	$1,408.6
On February 3, 2012, the Company issued 7.375% senior notes in an aggregate principal amount of $775.0 to Ralcorp pursuant to a contribution agreement in connection with the internal reorganization. The 7.375% senior notes were issued pursuant to an indenture dated as of February 3, 2012 among the Company, Post Foods, LLC, as guarantor, and Wells Fargo Bank, National Association, as trustee.
On October 25, 2012, the Company issued additional 7.375% senior notes with an aggregate principal value of $250.0 at a price of 106% of par value. On July 18, 2013, the Company issued additional 7.375% senior notes with an aggregate principal value of $350.0 at a price of 105.75% of par value. The premiums related to these 7.375% senior notes are amortized as a reduction to interest expense over the term of the senior notes. Interest payments on the 7.375% senior notes are due semi-annually each February 15 and August 15. The maturity date of the 7.375% senior notes is February 15, 2022.
On November 18, 2013, the Company issued $525.0 principal value of 6.75% senior notes due in December 2021. The 6.75% senior notes were issued at par and the Company received $516.2 after paying investment banking and other fees of $8.8, which will be deferred and amortized to interest expense over the term of the notes. On March 19, 2014, the Company issued an additional $350.0 principal value of 6.75% senior notes due in December 2021. The additional 6.75% senior notes were issued at 105.75% of par value and the Company received $364.0 after paying investment banking and other fees of $6.1, which will be deferred and amortized to interest expense over the term of the notes. Interest payments on the 6.75% senior notes are due semi-annually each June 1 and December 1.
On June 2, 2014, the Company issued $630.0 principal value of 6.00% senior notes due in December 2022. The 6.00% senior notes were issued at par and the Company received $619.0 after paying investment banking and other fees of $11.0, which will be deferred and amortized to interest expense over the term of the notes. Interest payments on the 6.00% senior notes are due semi-annually each June 15 and December 15.
The 7.375% senior notes, 6.75% senior notes and 6.00% senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future material domestic subsidiaries (other than immaterial subsidiaries or receivables finance subsidiaries). Our foreign subsidiaries do not guarantee the senior notes. These guarantees are subject to release in limited circumstances (only upon the occurrence of certain customary conditions). See Note 22 for additional information.
On January 29, 2014, the Company entered into a Credit Agreement as amended on May 1, 2014 (the “Credit Agreement”) among the Company, the institutions from time to time party thereto as Lenders (the “Lenders”), Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, Barclays Bank PLC, as Syndication Agent, Credit Suisse AG, Cayman Islands Branch and Goldman Sachs Bank USA, as Documentation Agents, and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (in such capacity, the “Agent”). The Credit Agreement, together with a Joinder Agreement No. 1, dated May 1, 2014, provided for a revolving credit facility in an aggregate principal amount of $400.0 (the “Revolving Credit Facility”) and potential incremental revolving and term facilities at the request of the Company and at the discretion of the Lenders, on terms to be determined and in a maximum aggregate amount not to exceed the greater of $600.0 and an amount such that the Company’s pro forma senior secured leverage ratio would not exceed 2.50 to 1.00. The outstanding amounts under the Revolving Credit Facility must be repaid on or before January 29, 2019. The Company incurred $3.6 of issuance costs in connection with the Credit Agreement. The revolving credit facility has outstanding letters of credit of $0.5 which reduces the available borrowing capacity to $399.5 at September 30, 2014.
Borrowings under the Revolving Credit Facility bear interest at the Eurodollar Rate or the Base Rate (as such terms are defined in the Credit Agreement) plus an applicable margin ranging from 2.00% to 2.50% for Eurodollar Rate-based loans and from 1.00% to 1.50% for Base Rate-based loans, depending upon the Company’s senior secured leverage ratio.
The Credit Agreement contains customary affirmative and negative covenants for agreements of this type, including delivery of financial and other information, compliance with laws, maintenance of property, existence, insurance and books and records, inspection rights, obligation to provide collateral and guarantees by new subsidiaries, preparation of environmental reports, participation in an annual meeting with the Agent and the Lenders, further assurances, satisfaction of post-closing obligations, limitations with respect to indebtedness, liens, fundamental changes, restrictive agreements, use of proceeds, amendments of organization documents, accounting changes, prepayments and amendments of indebtedness, dispositions of assets, acquisitions and other investments, sale leaseback transactions, conduct of business, transactions with affiliates, dividends and redemptions or repurchases of stock, capital expenditures, and granting liens on real property.
The Credit Agreement also contains customary financial covenants including (a) a quarterly maximum senior secured leverage ratio of 3.00 to 1.00, and (b) a quarterly minimum interest coverage ratio of 1.75 to 1.00. However, among other provisions, the Credit Agreement permits the Company to incur additional unsecured debt only if its consolidated leverage ratio, calculated as provided in the Credit Agreement, would be less than 5.75 to 1.00 after giving effect to such new debt. As of September 30, 2014, the Company’s consolidated leverage ratio exceeded this threshold. However, the Credit Agreement, after giving effect to the previously discussed amendment, permitted the Company to issue, in June 2014, the unsecured debt transactions described above in connection with the Company’s acquisition of Michael Foods.
The Credit Agreement provides for customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay, or default under, certain other material indebtedness, certain events of bankruptcy and insolvency, inability to pay debts, the occurrence of one or more unstayed or undischarged judgments in excess of $60.0 or attachments issued against a material part of the Company’s property, change in control, the invalidity of any loan document, the failure of the collateral documents to create a valid and perfected first priority lien, and certain ERISA events. Upon the occurrence of an event of default, the Agent will, at the request of, or may, with the consent of, lenders holding more than 50% in principal amount of lender commitments and outstanding loans under the Credit Agreement, cause the maturity of the loans to be accelerated and exercise other rights and remedies available at law or under the loan documents, including with respect to the collateral and guarantees for the Company’s obligations under the Credit Agreement.
On June 2, 2014, the Company entered into a Joinder Agreement No. 2 (the “Joinder No. 2”), by and among Barclays Bank PLC, the Company and the guarantors party thereto, and consented to by Wells Fargo Bank, National Association, as Administrative Agent. The Joinder No. 2 provided for, upon completion of the acquisition of Michael Foods and subject to certain other conditions, an incremental term loan of $885.0 (the “Term Loan”) under the Company’s existing Credit Agreement. Pursuant to the Joinder No. 2, the Company borrowed approximately $885.0 as a Term Loan under the Credit Agreement. The loan was issued at 99.5% of par and the Company received $860.9 after accounting for the original issue discount of $4.4 and paying investment banking and other fees of $19.7. The outstanding amounts under the Term Loan must be repaid in quarterly principal installments of $2.2 beginning on September 30, 2014 and any remaining outstanding principal balance must be repaid in full on June 2, 2021. The Joinder No. 2 also requires the Company to make certain prepayments of principal of the Term Loan under specified circumstances.
The Company’s obligations under the Credit Agreement are unconditionally guaranteed by each of its existing and subsequently acquired or organized material domestic subsidiaries. The Company’s obligations under the Credit Agreement are secured by security interests on substantially all of the personal property assets of the Company and the Guarantors, and will be secured by the material real property assets of the Company and the Guarantors.
In February 2014, the Company paid $2.5 of financing fees to the underwriters of a financing commitment the Company entered into in September 2013 to fund our acquisition of Dakota Growers. The commitment was not exercised and the Company has expensed the full amount to interest expense for the year ended September 30, 2014. In addition, financing costs of $4.3 related to the unused bridge loan and $6.7 for the portion of the term loan commitment not used were immediately recorded to interest expense during the year ended September 30, 2014.
In connection with the acquisition of Michael Foods, the Company assumed debt consisting of a 4.57% 2012 Series Bond and the secured notes. The 4.57% 2012 Series Bond guarantees the repayment of certain industrial revenue bonds used for the expansion of the wastewater treatment facility in Wakefield, Nebraska. The bond bears interest at a rate of 4.57% and matures

September 15, 2017. The secured notes are variable-rate notes secured by equipment used in Michael Foods’ potato products facility and mature on November 25, 2014. At September 30, 2014, the notes had an effective interest rate of 3.6%.
At September 30, 2014, capital leases consisted of a lease, with an outstanding balance of $3.8, on Michael Foods’ Winnipeg, Manitoba egg products processing facility which expires August 31, 2022.
Debt Covenants
The terms of the Credit Facility require the Company to comply with certain financial covenants consisting of ratios for maximum consolidated senior secured leverage and minimum consolidated interest expense coverage. As of September 30, 2014, the Company was in compliance with all such financial covenants.
NOTE 15 — COMMITMENTS AND CONTINGENCIES
Legal Proceedings
Antitrust claims: In late 2008 and early 2009, some 22 class-action lawsuits were filed in various federal courts against Michael Foods, Inc. and approximately 20 other defendants (producers of shell eggs, manufacturers of processed egg products, and egg industry organizations), alleging violations of federal and state antitrust laws in connection with the production and sale of shell eggs and egg products, and seeking unspecified damages. Plaintiffs seek to represent nationwide classes of direct and indirect purchasers, and allege that defendants conspired to reduce the supply of eggs by participating in animal husbandry, egg-export and other programs of various egg-industry associations. In December 2008, the Judicial Panel on Multidistrict Litigation ordered the transfer of all cases to the Eastern District of Pennsylvania for coordinated and/or consolidated pretrial proceedings. Between late 2010 and early 2012, a number of companies, each of which would be part of the purported class in the antitrust action, brought separate actions against defendants. These “tag-along” cases, brought primarily by various grocery chains and food companies, assert essentially the same allegations as in the main action. All but one of the tag-along cases were either filed in or transferred to the Eastern District of Pennsylvania where they are being treated as related to the main action. Fact discovery concluded on April 30, 2014. The class-certification phase of the case is currently in process. Hearings on class certification are scheduled for December 2014 for direct purchaser plaintiffs and February 2015 for indirect purchaser plaintiffs.
Michael Foods received a Civil Investigative Demand (“CID”) issued by the Florida Attorney General on November 27, 2008, regarding an investigation of possible anticompetitive activities “relating to the production and sale of eggs or egg products.” The CID requested information and documents related to the pricing and supply of shell eggs and egg products, as well as Michael Foods’ participation in various programs of United Egg Producers. Michael Foods has fully cooperated with the Florida Attorney General’s Office to date. Further compliance is suspended pending proceedings in the civil antitrust litigation referenced above.
Post does not believe it is possible to estimate the possible loss in connection with these litigated matters. Accordingly, the Company cannot predict what impact, if any, these matters and any results from such matters could have on the future results of operations.
Other: The Company is subject to various other legal proceedings and actions arising in the normal course of business. In the opinion of management, based upon the information presently known, the ultimate liability, if any, arising from such pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accruals for estimated liabilities (if any), are not expected to be material individually and in the aggregate to the consolidated financial position, results of operations or cash flows. In addition, while it is difficult to estimate the potential financial impact of actions regarding expenditures for compliance with regulatory matters, in the opinion of management, based upon the information currently available, the ultimate liability arising from such compliance matters is not expected to be material to the consolidated financial position, results of operations or cash flows.
Post's operations are also subject to various federal, state and local laws and regulations with respect to environmental matters, including air quality, wastewater discharge and pretreatment, storm water, waste handling and disposal, and other regulations intended to protect public health and the environment. In the United States, the laws and regulations include the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act. The Company's foreign facilities are subject to local and national regulations similar to those applicable to us in the United States. Additionally, many of the Michael Foods facilities discharge wastewater pursuant to wastewater discharge permits. The Company disposes of waste from its internal egg production primarily by transferring it to farmers for use as fertilizer and disposes of solid waste from potato processing primarily by transferring it to one or more processors who convert it to animal feed. Post has made, and will continue to make, expenditures to ensure environmental compliance.
Lease Commitments
Future minimum rental payments under noncancelable operating leases in effect as of September 30, 2014 were $10.4, $9.7, $8.2, $5.5, $4.5 and $12.7 for fiscal 2015, 2016, 2017, 2018, 2019 and thereafter, respectively.

NOTE 16 — PENSION AND OTHER POSTRETIREMENT BENEFITS
Certain of the Company’s employees are eligible to participate in the Company’s qualified and supplemental noncontributory defined benefit pension plans and other postretirement benefit plans (partially subsidized retiree health and life insurance) or separate plans for Post Foods Canada Inc. The following disclosures reflect amounts related to the Company’s employees based on separate actuarial valuations, projections and certain allocations. Amounts for the Canadian plans are included in these disclosures and are not disclosed separately because they do not constitute a significant portion of the combined amounts.
Effective January 1, 2011, benefit accruals for defined benefit pension plans were frozen for all administrative employees and certain production employees.

The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the two year period ended September 30, 2014, and a statement of the funded status and amounts recognized in the combined balance sheets as of September 30 of both years.

	Pension Benefits		Other Benefits
	Year Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
Change in benefit obligation
Benefit obligation at beginning of period	$44.1	$39.9	$87.7	$101.3
Service cost	3.5	4.2	1.9	2.4
Interest cost	2.2	1.8	4.5	4.0
Plan participants’ contributions	0.7	0.8	—	—
Plan changes	—	—	—	(3.5)
Actuarial loss (gain)	3.7	(2.2)	12.8	(14.9)
Benefits paid	(1.9)	(1.7)	(1.1)	(1.3)
Curtailments	—	1.2	—	—
Special termination benefits	—	0.4	—	—
Currency translation	(0.6)	(0.3)	(0.6)	(0.3)
Benefit obligation at end of period	$51.7	$44.1	$105.2	$87.7

Change in fair value of plan assets
Fair value of plan assets at beginning of period	$32.1	$23.2	$—	$—
Actual return on plan assets	3.9	1.6	—	—
Employer contributions	7.7	8.5	1.1	1.3
Plan participants’ contributions	0.7	0.8	—	—
Benefits paid	(1.9)	(1.7)	(1.1)	(1.3)
Currency translation	(0.6)	(0.3)	—	—
Fair value of plan assets at end of period	41.9	32.1	—	—
Funded status	$(9.8)	$(12.0)	$(105.2)	$(87.7)

Amounts recognized in assets or liabilities
Other assets	$1.2	$—	$—	$—
Other current liabilities	—	—	(2.1)	(1.9)
Other liabilities	(11.0)	(12.0)	(103.1)	(85.8)
Net amount recognized	$(9.8)	$(12.0)	$(105.2)	$(87.7)

Amounts recognized in accumulated other comprehensive income or loss
Net actuarial loss (gain)	$9.6	$8.5	$25.3	$12.9
Prior service cost (credit)	0.9	1.3	(2.8)	(5.2)
Total	$10.5	$9.8	$22.5	$7.7

Weighted-average assumptions used to determine benefit obligation
Discount rate — U.S. plans	4.56%	5.15%	4.61%	5.21%
Discount rate — Canadian plans	4.25%	4.87%	4.45%	5.01%
Rate of compensation increase — U.S. plans	3.00%	3.00%	3.00%	3.00%
Rate of compensation increase — Canadian plans	2.75%	2.75%	2.75%	2.75%
The accumulated benefit obligation exceeded the fair value of plan assets for the domestic pension plans at September 30, 2014 and September 30, 2013. The aggregate accumulated benefit obligation for pension plans was $48.7 at September 30, 2014 and $41.7 at September 30, 2013. The Company recorded a benefit obligation reduction of $3.5 in fiscal 2013 related to increases in beneficiary cost sharing.

The following tables provide the components of net periodic benefit cost for the plans and amounts recognized in other comprehensive income.

	Pension Benefits
	Year Ended September 30,
	2014	2013	2012
Components of net periodic benefit cost
Service cost	$3.5	$4.2	$3.7
Interest cost	2.2	1.8	1.5
Expected return on plan assets	(2.0)	(1.7)	(1.5)
Recognized net actuarial loss	0.7	1.1	0.5
Recognized prior service cost	0.3	0.4	0.4
Curtailments/settlements/special termination benefits	—	1.7	—
Net periodic benefit cost	$4.7	$7.5	$4.6

Weighted-average assumptions used to determine net benefit cost
Discount rate — U.S. plans (Pre-Spin)	n/a	n/a	5.05%
Discount rate — U.S. plans (Post-Spin)	5.15%	4.13%	4.82%
Discount rate — Canadian plans	4.87%	4.25%	5.15%
Rate of compensation increase — U.S. plans	3.00%	3.00%	3.00%
Rate of compensation increase — Canadian plans	2.75%	3.00%	3.00%
Expected return on plan assets — U.S. plans	5.99%	6.00%	8.50%
Expected return on plan assets — Canadian plans	6.00%	6.25%	6.25%

Changes benefit obligation recognized in other comprehensive income or loss
Net loss (gain)	$1.7	$(2.1)	$6.3
Recognized loss	(0.7)	(1.1)	(0.6)
Recognized prior service cost	(0.3)	(0.4)	(0.4)
Loss adjustment due to Spin-Off	—	—	10.8
Currency translation	—	—	0.1
Total recognized in other comprehensive income or loss (before tax effects)	$0.7	$(3.6)	$16.2

	Other Benefits
	Year Ended September 30,
	2014	2013	2012
Components of net periodic benefit cost
Service cost	$1.9	$2.4	$2.3
Interest cost	4.5	4.0	4.1
Recognized net actuarial loss	0.4	1.7	0.6
Recognized prior service credit	(2.4)	(1.1)	(1.2)
Net periodic benefit cost	$4.4	$7.0	$5.8

Weighted-average assumptions used to determine net benefit cost
Discount rate — U.S. plans (Pre-Spin)	n/a	n/a	5.13%
Discount rate — U.S. plans (Post-Spin)	5.21%	3.96%	4.86%
Discount rate — Canadian plans	5.01%	4.39%	5.26%
Rate of compensation increase — U.S. plans	3.00%	3.00%	3.00%
Rate of compensation increase — Canadian plans	2.75%	3.00%	3.00%

Changes in plan assets and benefit obligation recognized in other comprehensive income or loss
Net loss (gain)	$12.8	$(14.9)	$5.1
Recognized loss	(0.4)	(1.7)	(0.6)
Prior service credit	—	(3.5)	—
Recognized prior service credit	2.4	1.1	1.2
Loss adjustment due to Spin-Off	—	—	11.2
Currency translation	—	—	0.1
Total recognized in other comprehensive income or loss (before tax effects)	$14.8	$(19.0)	$17.0
For pension benefits, the estimated net actuarial loss and prior service cost (credit) expected to be reclassified from accumulated other comprehensive income into net periodic benefit cost during 2015 related to pension benefits are $0.9 and $0.3, respectively. The corresponding amounts related to other postretirement benefits are $1.4 and $(1.6), respectively.
The expected return on pension plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocation. The broad target allocations are 50% equity securities (comprised of 27.5% U.S. equities and 22.5% foreign equities), 39.5% debt securities, 10% real assets and 0.5% cash. At September 30, 2014, equity securities were 56%, debt securities were 37%, real assets were 6% and other was 1% of the fair value of total plan assets, approximately 85% of which was invested in passive index funds. At September 30, 2013, equity securities were 56%, debt securities were 38%, real assets were 5% and other was 1% of the fair value of total plan assets, approximately 85% of which was invested in passive index funds. The allocation guidelines were established based on management’s determination of the appropriate risk posture and long-term objectives.
The following table represents the pension plan’s assets measured at fair value on a recurring basis and the basis for that measurement (for more information on the fair value framework in ASC Topic 820, refer to Note 13).

	September 30, 2014			September 30, 2013
	Total	Level 1	Level 2	Total	Level 1	Level 2
Mutual funds:
Equities	$23.4	$—	$23.4	$17.9	$—	$17.9
Bonds	2.6	2.6	—	2.5	2.5	—
Pooled Assets	3.0	—	3.0	2.2	—	2.2
Fixed income	10.0	—	10.0	7.5	—	7.5
Real assets	2.4	—	2.4	1.6	—	1.6
	41.4	2.6	38.8	31.7	2.5	29.2
Cash	0.5	0.5	—	0.4	0.4	—
	$41.9	$3.1	$38.8	$32.1	$2.9	$29.2
The fair value of mutual funds is based on quoted net asset values of the shares held by the plan at year end.

For September 30, 2014 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits related to domestic plans for 2015 was 8.5% and 6.4% for participants under the age of 65 and over the age of 65, respectively, declining gradually to an ultimate rate of 5% for 2022 and beyond. For September 30, 2013 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits related to domestic plans for 2014 was 9.0% and 6.6% for participants under the age of 65 and over the age of 65, respectively, declining gradually to an ultimate rate of 5% for 2022 and beyond. For September 30, 2014 and 2013 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits related to Canadian plans for the following fiscal year was 6.0% and 6.5%, respectively, declining gradually to an ultimate rate of 5% for 2017 and beyond. A 1% change in assumed health care cost trend rates would result in the following changes in the accumulated postretirement benefit obligation and in the total service and interest cost components for fiscal 2014.

	Increase	Decrease
Effect on postretirement benefit obligation	$22.8	$(17.8)
Effect on total service and interest cost	1.4	(1.1)
As of September 30, 2014, expected future benefit payments and related federal subsidy receipts (Medicare Part D) in the next ten fiscal years were as follows:

	2015	2016	2017	2018	2019	2020- 2024
Pension benefits	$2.3	$2.3	$2.1	$2.0	$2.1	$14.2
Other benefits	2.1	2.7	3.1	3.6	4.0	23.2
Subsidy receipts	—	—	—	—	—	1.1
In addition to the contributions made as benefit payments in unfunded plans and participant contributions, the Company expects to make $6.9 of contributions to its defined benefit pension plans during fiscal 2015.
In addition to the defined benefit plans described above, the Company sponsors a defined contribution 401(k) plan under which it makes matching contributions. The Company expensed $7.1, $2.8 and $1.8 for the fiscal years ended September 30, 2014, 2013 and 2012, respectively.
NOTE 17 — STOCK-BASED COMPENSATION
On February 3, 2012, the Company established the 2012 Long-Term Incentive Plan (the “Plan”) which permits the issuance of various stock-based compensation awards up to 6.5 million shares. The Plan allows the issuance of stock options, stock appreciation rights, performance shares, restricted stock, restricted stock units or other awards. Awards issued under the Plan have a maximum term of ten years, provided, however, that the Compensation Committee of the Board of Directors may, in its discretion, grant awards with a longer term to participants who are located outside the United States.
Total compensation cost for stock-based compensation awards recognized in the fiscal years ended 2014, 2013 and 2012 was $16.6, $12.0 and $5.0, respectively, and the related recognized deferred tax benefit for each of those periods was approximately $5.4, $3.9 and $1.9, respectively. As of September 30, 2014, the total compensation cost related to nonvested awards not yet recognized was $22.4, which is expected to be recognized over a weighted average period of 2.6 years.
Stock Appreciation Rights
Information about stock-settled stock appreciation rights (“SSARs”) is summarized in the following table. Upon exercise of each right, the holder of SSARs will receive the number of shares of Post common stock equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes. The Company uses shares from the Plan to settle SSARs exercised. The total intrinsic value of SSARs exercised was $2.4, $1.2 and $0.1 in the fiscal years ended September 30, 2014, 2013 and 2012, respectively.
In February 2014, 2013 and 2012, the Company granted 30,000, 35,000 and 70,000 SSARs, respectively, to its non-management members of the Board of Directors. Due to vesting provisions of these awards the Company determined that these awards had subjective acceleration rights such that the Company expensed the grant date fair value upon issuance and recognized $0.5, $0.4 and $0.7 of related expense for the years ended September 30, 2014, 2013 and 2012, respectively.

	Stock-Settled Stock Appreciation Rights	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at September 30, 2013	315,765	$23.84
Granted	30,000	54.06
Exercised	(78,909)	18.97
Forfeited	—	—
Expired	—	—
Outstanding at September 30, 2014	266,856	28.68	6.23	$2.0
Vested and expected to vest as of September 30, 2014	266,165	28.71	6.23	2.0
Exercisable at September 30, 2014	110,884	21.30	4.43	1.3
For SSARs granted to Company employees prior to the separation from Ralcorp, the assumptions used in the Black-Scholes model were based on Ralcorp’s history and stock characteristics. The following table provides the grant date fair value of each SSAR using the Black-Scholes valuation model, which uses assumptions of expected life (term), expected stock price volatility, risk-free interest rate, and expected dividends. The expected term is estimated based on the award’s vesting period and contractual term, along with historical exercise behavior on similar awards. Expected volatilities are based on historical volatility trends and other factors. The risk-free rate is the interpolated U.S. Treasury rate for a term equal to the expected term. The weighted average assumptions and grant date fair values for SSARs granted during fiscal years ended 2014, 2013 and 2012 are summarized in the table below.

	2014	2013	2012
Expected term (in years)	6.5	6.5	6.5
Expected stock price volatility	28.3%	29.4%	29.0%
Risk-free interest rate	1.92%	1.26%	1.20%
Expected dividends	0%	0%	0%
Fair value (per SSAR)	$17.69	$12.19	$9.96
Cash Settled Stock Appreciation Rights

	Cash-Settled Stock Appreciation Rights	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at September 30, 2013	22,214	$18.10
Granted	—	—
Exercised	(1,586)	18.10
Forfeited	—	—
Expired	—	—
Outstanding at September 30, 2014	20,628	18.10	5.98	$0.3
Vested and expected to vest as of September 30, 2014	20,293	18.10	5.98	0.3
Exercisable at September 30, 2014	13,222	18.10	5.98	0.2
The fair value of each cash settled stock appreciation right (“SAR”) was estimated each reporting period using the Black-Scholes valuation model, which uses assumptions of expected life (term), expected stock price volatility, risk-free interest rate, and expected dividends. The expected term is estimated based on the award’s vesting period and contractual term, along with historical exercise behavior on similar awards. Expected volatilities are based on historical volatility trends and other factors. The risk-free rate is the interpolated U.S. Treasury rate for a term equal to the expected term. Although no SARs were granted to Post employees during the fiscal years ended September 30, 2014, 2013 and 2012, the following table presents the assumptions used to remeasure the fair value of outstanding SARs at those dates.

	2014	2013	2012
Expected term	2.5	3.5	4.5
Expected stock price volatility	27.6%	27.6%	30.5%
Risk-free interest rate	0.83%	0.82%	0.70%
Expected dividends	0%	0%	0%
Fair value (per right)	$15.80	$23.09	$14.15
Stock Options

	Stock Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at September 30, 2013	2,120,000	$31.62
Granted	900,000	40.30
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding at September 30, 2014	3,020,000	34.21	8.12	$3.5
Vested and expected to vest as of September 30, 2014	3,020,000	34.21	8.12	3.5
Exercisable at September 30, 2014	1,246,667	31.32	7.67	2.3
The fair value of each stock option was estimated on the date of grant using the Black-Scholes valuation model, which uses assumptions of expected life (term), expected stock price volatility, risk-free interest rate, and expected dividends. The Company uses the simplified method for estimating a stock option term as it does not have sufficient historical share options exercise experience upon which to estimate an expected term. The expected term is estimated based on the award’s vesting period and contractual term, along with historical exercise behavior on similar awards. Expected volatilities are based on historical volatility trends and other factors. The risk-free rate is the interpolated U.S. Treasury rate for a term equal to the expected term. The weighted average assumptions and fair values for stock options granted during the years ended September 31, 2014, 2013 and 2012 are summarized in the table below.

	2014	2013	2012
Expected term	5.2	7.8	4.8
Expected stock price volatility	26.11%	28.32%	30.24%
Risk-free interest rate	1.48%	1.19%	0.77%
Expected dividends	0%	0%	0%
Fair value (per option)	$10.65	$11.54	$8.52
Restricted Stock Units

	Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share
Nonvested at September 30, 2013	298,667	$31.75
Granted	57,000	40.30
Vested	(127,165)	31.38
Forfeited	—	—
Nonvested at September 30, 2014	228,502	34.09
The grant date fair value of each restricted stock award was determined based upon the closing price of the Company’s stock on the date of grant. Of the 127,165 RSUs that vested in fiscal 2014, 104,167 will be settled at a future date within 60 days after the holder of the RSUs is no longer an executive officer of the Company. Of the 120,833 RSUs that vested in fiscal 2013, 104,167 will be settled at a future date within 60 days after the holder of the RSUs is no longer an executive officer of the Company. The total vest date fair value of restricted stock units that vested during fiscal 2014 and 2013 was $6.3 and $5.3, respectively. No shares vested in 2012.

Cash Settled Restricted Stock Units

	Cash-Settled Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share
Nonvested at September 30, 2013	144,253	$38.06
Granted	101,850	50.15
Vested	(45,822)	37.19
Forfeited	(25,668)	37.77
Nonvested at September 30, 2014	174,613	45.38
Cash settled restricted stock awards are liability awards and as such, their fair value is based upon the closing price of the Company’s stock for each reporting period, with the exception of 49,000 units that are valued at the greater of the closing stock price or the grant price of $51.43. Cash used by the Company to settle restricted stock units was $1.8 and $1.1 for the years ended September 30, 2014 and 2013, respectively. No such payments were made in 2012.
Deferred Compensation
Post provides for a deferred compensation plan for directors and key employees through which eligible participants may elect to defer payment of all or a portion of their compensation or bonus until some later date. Deferrals for employee participants may be made into Post common stock equivalents (Equity Option) or into a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives (Vanguard Funds). Deferrals for director participants must be made into Post common stock equivalents and also receive a 33% matching contribution. Deferrals into the Equity Option are distributed in Post stock for employees and cash for directors, while deferrals into the Vanguard Funds are distributed in cash. There are no significant costs related to this deferred compensation plan. Post funds its deferred compensation liability (potential cash distributions) by investing in the Vanguard Funds in the same amounts as selected by the participating employees. Both realized and unrealized gains and losses on these investments are included in “Selling, general and administrative expenses” and offset the related change in the deferred compensation liability.
NOTE 18 — TANGIBLE EQUITY UNITS
In May 2014, the Company completed a public offering of 2.875 million TEUs, each with a stated value of $100.00. Each TEU is comprised of a prepaid stock purchase contract and a senior amortizing note due June 1, 2017. The prepaid common stock purchase contracts were recorded as additional paid-in capital, net of issuance costs, and the senior notes have been recorded as long-term debt. Issuance costs associated with the debt component were recorded as deferred financing costs within “Prepaid expenses and other current assets” and “Other assets” on the consolidated balance sheets and are being amortized using the effective interest rate method over the term of the instrument to June 1, 2017. Post allocated the proceeds from the issuance of the TEUs to equity and debt based on the relative fair values of the respective components of each TEU. The proceeds received in the offering were $278.6, which were net of financing fees of $8.9. The aggregate values assigned upon issuance of each component of the TEUs were as follows (amounts in millions except price per TEU):

	Equity Component	Debt Component	TEUs Total
Price per TEU	$85.48	$14.52	$100.00
Gross proceeds	$245.7	$41.8	$287.5
Issuance costs	(7.6)	(1.3)	(8.9)
Net proceeds	$238.1	$40.5	$278.6

Balance sheet impact (at issuance)
Prepaid expenses and other current assets (deferred financing fees)	$—	$0.7	$0.7
Other assets (deferred financing fees)	—	0.6	0.6
Current portion of long term debt	—	13.3	13.3
Long-term debt	—	28.5	28.5
Additional paid-in capital	238.1	—	238.1

Each senior amortizing note has an initial principal amount of $14.5219, bears interest at 5.25% per annum and will have a final installment payment date of June 1, 2017. On March 1, June 1, September 1 and December 1 of each year, commencing on September 1, 2014, Post will pay equal quarterly cash installments of $1.3125 per amortizing note (except for the September 1, 2014 installment payment, which was $1.35625 per amortizing note). Each installment will constitute a payment of interest and a partial repayment of principal. Unless settled earlier at the holder’s or the Company’s option, each purchase contract will automatically settle on June 1, 2017 (subject to postponement in certain limited circumstances), and Post will deliver not more than 2.0964 shares and not less than 1.7114 shares of its common stock per purchase contract, each subject to adjustment. For each purchase contract, the Company will deliver on the third business day immediately following the last trading day of the observation period a number of shares of its common stock determined as described below. The “observation period” will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding June 1, 2017 (the “mandatory settlement date”). The number of shares of the Company’s common stock issuable upon mandatory settlement of each purchase contract (the “settlement amount”) will be equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 consecutive trading days during the relevant observation period.
The daily settlement amount for each purchase contract and for each of the 20 consecutive trading days during the observation period will consist of:

•
if the daily volume-weighted average price (“VWAP”) is equal to or greater than $58.4325 per share (the “threshold appreciation price”), subject to adjustment, a number of shares of the Company’s common stock equal to (i) 1.7114 shares of common stock, subject to adjustment (the “minimum settlement rate”) divided by (ii) 20;

•
if the daily VWAP is less than $58.4325 per share, subject to adjustment, but greater than $47.70 per share (the “reference price”), subject to adjustment, a number of shares of the Company’s common stock equal to (i) $100.00 divided by the daily VWAP (ii) divided by 20; and

•
if the daily VWAP of our common stock is less than or equal to $47.70 per share, subject to adjustment, a number of shares of the Company’s common stock equal to (i) 2.0964 shares of common stock, subject to adjustment (the “maximum settlement rate”), divided by (ii) 20.

The initial minimum settlement rate is approximately equal to the TEU stated amount of $100.00 divided by the initial threshold appreciation price of $58.4325 per share. The initial maximum settlement rate is approximately equal to the TEU stated amount of $100.00 divided by the initial reference price of $47.70 per share.
NOTE 19 — COMMON AND PREFERRED STOCK
In February 2013, the Company authorized and issued approximately 2.4 million shares of its 3.75% Series B Cumulative Perpetual Convertible Preferred Stock. The Company received net proceeds of $234.0 after paying offering-related fees and expenses of approximately $7.5. The preferred stock has a $0.01 par value per share and a $100.00 liquidation value per share. The preferred stock earns cumulative dividends at a rate of 3.75% per annum payable quarterly on February 15, May 15, August 15 and November 15, beginning on May 15, 2013. The preferred stock is non-voting and ranks senior to our outstanding common stock upon the Company’s dissolution or liquidation. The preferred stock has no maturity date; however, holders of the preferred stock may convert their preferred stock at an initial conversion rate of 2.1192 shares of the Company’s common stock per share of convertible preferred stock, which is equivalent to a conversion price of $47.19 per share of common stock. Additionally, on or after February 15, 2018, the Company will have the option to redeem some or all the preferred stock at a redemption price equal to 100% of the liquidation preference per share, plus accrued and unpaid dividends if the closing sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period.
In December 2013, the Company authorized and issued approximately 3.0 million shares of its 2.5% Series C Cumulative Perpetual Convertible Preferred Stock. The Company also granted the initial purchasers of the preferred stock a 30-day option to purchase additional shares of preferred stock. On January 14, 2014, the initial purchasers exercised their option and purchased an additional 0.2 million shares. The Company received net proceeds of $310.2 after paying offering-related fees and expenses of approximately $9.8. The preferred stock has a $0.01 par value per share and a $100.00 liquidation value per share. The preferred stock earns cumulative dividends at a rate of 2.5% per annum payable quarterly on February 15, May 15, August 15 and November 15, beginning on February 15, 2014. The preferred stock is non-voting and ranks senior to our outstanding common stock upon the Company’s dissolution or liquidation. The preferred stock has no maturity date; however, holders of the preferred stock may convert their preferred stock at an initial conversion rate of 1.8477 shares of the Company’s common stock per share of convertible preferred stock, which is equivalent to a conversion price of $54.12 per share of common stock. Additionally, on or after February 15, 2019, the Company will have the option to redeem some or all the preferred stock at a redemption price equal to 100% of the liquidation preference per share, plus accrued and unpaid dividends if the closing sale price of the Company’s common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period.

In March 2014, the Company issued 5.75 million shares of common stock, par value $0.01 per share, at a price to the public of $55.00 per share. The Company received net proceeds of $303.5 after paying offering related fees and expenses of approximately $12.8. In May 2014, the Company issued 6.325 million shares of common stock, par value $0.01 per share, at a price to the public of $47.70 per share. The Company received net proceeds of $289.9 after paying offering-related fees and expenses of approximately $11.8.
NOTE 20 — TRANSACTIONS WITH FORMER OWNER
Prior to the Spin-Off, Post operated under Ralcorp’s centralized cash management system, Post’s cash requirements were provided directly by Ralcorp, and cash generated by Post was generally remitted directly to Ralcorp. Transaction systems (e.g. payroll, employee benefits and accounts payable) used to record and account for cash disbursements were generally provided by Ralcorp. Ralcorp also provided centralized demand planning, order management, billing, credit and collection services to Post. Transaction systems (e.g. revenues, accounts receivable and cash application) used to record and account for cash receipts were generally provided by centralized Ralcorp organizations. These Ralcorp systems were generally designed to track assets/liabilities and receipts/payments on a business specific basis. After the Spin-Off, Ralcorp continued to provide many of these services to Post under a transition services agreement (“TSA”) between the companies.
For periods prior to the Spin-Off, costs and expenses in the accompanying consolidated statements of operations represent direct and allocated costs and expenses related to Post. Costs for certain functions and services performed by centralized Ralcorp organizations were allocated to Post based upon reasonable activity bases (generally volume, revenues, net assets or a combination as compared to the total of Ralcorp and Post amounts) or other reasonable methods. The consolidated statements of operations include expense allocations for certain manufacturing, shipping, distribution and administration costs including information systems, procurement, accounting shared services, legal, tax, human resources, payroll, credit and accounts receivable, customer service and cash management. For the year ended September 30, 2012, total allocated costs were $4.6 which are reported in “Selling, general and administrative expenses.” There were no such costs for the years ended September 30, 2014 and 2013. After the Spin-Off, costs for services provided by Ralcorp are based on agreed upon fees contained in the TSA. TSA charges were $0.5, $5.2 and $8.1, for the years ended September 30, 2014, 2013 and 2012 respectively, and were reported in “Selling, general and administrative expenses.”
Post produces certain products for sale to Ralcorp. For periods prior to the Spin-Off, the amounts related to these transactions have been included in the accompanying financial statements based upon transfer prices in effect at the time of the individual transactions which were consistent with prices of similar arm’s-length transactions. For periods subsequent to the Spin-Off, these transactions were based upon pricing governed by the TSA with Ralcorp. Net sales related to those transactions was $13.6, $15.3 and $16.7 in the years ended September 30, 2014, 2013, and 2012, respectively.
On February 3, 2012, we entered into an International Brokerage Management Agreement with Ralcorp pursuant to which Ralcorp agreed to act as our non-exclusive broker for our international sales and distribution, excluding Canada. During the fiscal year ended September 30, 2012, we paid Ralcorp approximately $0.2 pursuant to this agreement.
During fiscal 2012, Post incurred approximately $0.5 of outside legal and accounting fees in connection with the restatement of the Company’s financial statements for the fiscal year ended September 30, 2011 and the first fiscal quarter ended December 31, 2011 and in connection with Ralcorp’s disposition of its Post shares (see Note 1). Ralcorp agreed to reimburse Post for these costs.
On November 4, 2010, Post entered into an agreement to sell, on an ongoing basis, all of the trade accounts receivable of Post Foods, LLC to a wholly owned, bankruptcy-remote subsidiary of Ralcorp named Ralcorp Receivables Corporation (“RRC”). The accounts receivable of Post Foods Canada Corp. were not incorporated into the agreement and were not sold to RRC. The purchase price of the receivables sold was calculated with a discount factor of 1.18%. Post received a fee from RRC to service the receivables (with no significant servicing assets or liabilities). The discounts totaled $3.3 in the year ended September 30, 2012, and were reported as a component of “Other (income) expense, net.” Servicing fee income was $0.8 in the year ended September 30, 2012, and was reported as a reduction to “Selling, general and administrative expenses.” Post terminated its agreement with RRC in December 2011.
In connection with the Spin-Off, the Company entered into a series of agreements with Ralcorp which are intended to govern the relationship between the Company and Ralcorp and to facilitate an orderly separation of the Company from Ralcorp. These agreements include a Separation and Distribution Agreement, Tax Allocation Agreement and the TSA, among others. Additionally, the Company has agreed to indemnify Ralcorp for income taxes incurred if the Company violates certain provisions of the IRS private letter ruling obtained by Ralcorp. Under certain of these agreements, the Company will incur expenses payable to Ralcorp in connection with certain administrative services provided for varying lengths of time. The Company incurred separation related costs of $2.6, $8.9 and $12.5 in the years ended September 30, 2014, 2013 and 2012, respectively. These separation related costs incurred were primarily related to third party professional service fees to effect the Spin-Off and professional service fees and duplicative costs incurred by Post to establish stand-alone processes and systems for activities performed by Ralcorp under the

TSA. These costs were reported as a component of “Selling, general and administrative expenses.” See Note 1 for additional information on the Spin-Off. As of September 30, 2014 and 2013, the Company had payables of $0.1 and $1.3, respectively, related to the net transactions from these agreements.
Derivative financial instruments and hedging
See Note 12 for a discussion of Post’s participation in Ralcorp’s derivative financial instrument and hedging program.
NOTE 21 — SEGMENTS
Effective October 1, 2014, the Company reorganized its management reporting and realigned its reportable segments in accordance with ASC 280, “Segment Reporting.”
For historical periods, Post operated in the following reportable business segments:

•	Post Foods: including the Post branded ready-to-eat (“RTE”) cereal business;

•	Michael Foods: including egg, potato, cheese and other dairy;

•	Active Nutrition: including high protein shakes, bars, powders and nutritional supplements;

•	Private Brands: including dry pasta, peanut butter and other nut butters, dried fruits and baking and snacking nuts; and

•	Attune Foods: including premium natural and organic cereals and snacks.
In connection with a reorganization of the Company’s business units, effective as of October 1, 2014, the reportable segments were changed as follows:

•	Consumer Brands: including the Post branded RTE cereal business, the legacy Active Nutrition businesses and the PowerBar and Musashi branded products;

•	Michael Foods Group: including the Michael Foods legacy businesses and the dry pasta business; and

•	Private Label: including the peanut butter and other nut butters (inclusive of the ABC business), dried fruits and baking and snacking nuts businesses and the legacy Attune Foods businesses.
All segment related disclosures have been recast within these financial statements to conform with the 2015 presentation.
Management evaluates each segment’s performance based on its segment profit, which is its operating profit before impairment of intangible assets, accelerated depreciation on plant closures, restructuring expenses, loss on assets held for sale and other unallocated corporate income and expenses. During the first quarter of fiscal 2015, the Company changed its methodology for allocating certain corporate costs to segment profit. Accordingly, segment profit for the years ended September 30, 2014, 2013 and 2012 have been adjusted to align with fiscal 2015 presentation.
Post’s external revenues were primarily generated by sales within the United States; foreign (primarily Canadian) sales were approximately 13% of total net sales. Sales are attributed to individual countries based on the address to which the product is shipped.
As of September 30, 2014 and 2013, the majority of Post’s tangible long-lived assets were located in the United States; the remainder is located in Canada and has a net carrying value of approximately $56.0 and $46.1, respectively.
In the fiscal years ended September 30, 2014, 2013 and 2012, one customer accounted for $276.8, $206.1 and $204.2, respectively, or approximately 11%, 20% and 21% of total net sales, respectively. Each of the segments sells products to this major customer.
The following tables present information about the Company’s operating segments, which are also its reportable segments. Note that “Additions to property and intangibles” excludes additions through business acquisitions (see Note 5).

	Year Ended September 30,
	2014	2013	2012
Net Sales
Consumer Brands	$1,256.4	$996.7	$958.9
Michael Foods Group	874.8	—	—
Private Label	280.6	37.8	—
Eliminations	(0.7)	(0.4)	—
Total	$2,411.1	$1,034.1	$958.9
Segment Profit (Loss)
Consumer Brands	$171.6	$175.1	$171.6
Michael Foods Group	21.6	—	—
Private Label	19.0	2.5	—
Total segment profit	212.2	177.6	171.6
General corporate expenses and other	96.7	53.5	32.5
Accelerated depreciation on plant closure	8.0	9.6	—
Losses on hedge of purchase price of foreign currency denominated acquisition	13.1	—	—
Restructuring expenses	1.1	3.8	—
Impairment of goodwill and other intangible assets	295.6	2.9	—
Loss on assets held for sale	5.4	—	—
Interest expense	183.7	85.5	60.3
Other expense, net	35.5	—	(1.6)
(Loss) earnings before income taxes	$(426.9)	$22.3	$80.4
Additions to property and intangibles
Consumer Brands	$39.0	$24.7	$21.6
Michael Foods Group	29.2	—	—
Private Label	37.6	—	—
Corporate	9.7	8.1	9.3
Total	$115.5	$32.8	$30.9
Depreciation and amortization
Consumer Brands	$68.6	$59.3	$60.3
Michael Foods Group	56.6	—	—
Private Label	15.7	2.6	—
Total segment depreciation and amortization	140.9	61.9	60.3
Accelerated depreciation on plant closure	8.0	9.6	—
Corporate	6.9	5.3	2.9
Total	$155.8	$76.8	$63.2

	September 30,
	2014	2013
Assets, end of year
Consumer Brands	$2,932.2	$2,812.9
Michael Foods Group	3,726.5	—
Private Label	558.6	172.0
Corporate	513.8	488.9
Total	$7,731.1	$3,473.8

NOTE 22 — CONDENSED FINANCIAL STATEMENTS OF GUARANTORS
On February 3, 2012, the Company issued 7.375% senior notes due February 2022 in an aggregate principal amount of $775.0 to Ralcorp pursuant to a contribution agreement in connection with the internal reorganization. The aggregate principal amount of the 7.375% senior notes was increased to a total of $1,375.0 by subsequent issuances completed on October 25, 2012 and July 18, 2013.
On November 18, 2013, the Company issued 6.75% senior notes due December 2021 in an aggregate principal amount of $525.0 to certain qualified institutional buyers. The aggregate principal amount of the 6.75% senior notes was increased to a total of $875.0 by a subsequent issuance completed on March 19, 2014.
On June 2, 2014, the Company issued 6.00% senior notes due December 2022 in an aggregate principal amount of $630.0 to certain qualified institutional buyers.
The 7.375% senior notes, the 6.75% senior notes and the 6.00% senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries, the “Guarantors.” Our foreign subsidiaries, the “Non-Guarantors,” do not guarantee the senior notes. These guarantees are subject to release in limited circumstances (only upon the occurrence of certain customary conditions).
Set forth below are the condensed consolidating financial statements presenting the results of operations, financial position and cash flows of the Parent Company (Post Holdings, Inc.), the Guarantors on a combined basis, the Non-Guarantors on a combined basis and eliminations necessary to arrive at the information for the Company as reported, on a consolidated basis. The Condensed Consolidating Financial Statements present the Parent Company’s investments in subsidiaries using the equity method of accounting. Eliminations represent adjustments to eliminate investments in subsidiaries and intercompany balances and transactions between or among the Parent Company, the Guarantor and the Non-Guarantor subsidiaries. Post Holdings, Inc. and all of its domestic subsidiaries form a single consolidated tax group for U.S. income tax purposes. Accordingly, income tax expense has been presented on the Guarantors’ Condensed Statements of Operations using the consolidated U.S. effective tax rate for the Company. Income tax payable and deferred tax items for the consolidated U.S. tax paying group reside solely on the Parent Company’s Condensed Balance Sheet.

POST HOLDINGS, INC.
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended September 30, 2014
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
Net Sales	$—	$2,170.1	$266.3	$(25.3)	$2,411.1
Cost of goods sold	—	1,588.2	227.0	(25.3)	1,789.9
Gross Profit	—	581.9	39.3	—	621.2
Selling, general and administrative expenses	7.3	414.3	22.8	—	444.4
Amortization of intangible assets	—	63.5	7.3	—	70.8
Loss on foreign currency	13.2	0.8	—	—	14.0
Restructuring expense	—	1.1	—	—	1.1
Impairment of goodwill and other intangible assets	—	295.6	—	—	295.6
Other operating expenses, net	—	3.0	—	—	3.0
Operating (Loss) Profit	(20.5)	(196.4)	9.2	—	(207.7)
Interest expense	175.4	(0.4)	8.7	—	183.7
Other expense	35.5	—	—	—	35.5
(Loss) Earnings before Income Taxes	(231.4)	(196.0)	0.5	—	(426.9)
Income tax (benefit) expense	(88.7)	2.3	2.7	—	(83.7)
Net (Loss) Earnings before Equity in Subsidiaries	(142.7)	(198.3)	(2.2)	—	(343.2)
Equity earnings in subsidiary	(200.5)	0.7	—	199.8	—
Net (Loss) Earnings	$(343.2)	$(197.6)	$(2.2)	$199.8	$(343.2)
Total Comprehensive (Loss) Income	$(357.7)	$(206.3)	$(8.1)	$214.4	$(357.7)

	Year Ended September 30, 2013
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
Net Sales	$—	$978.8	$73.5	$(18.2)	$1,034.1
Cost of goods sold	—	570.0	57.4	(18.2)	609.2
Gross Profit	—	408.8	16.1	—	424.9
Selling, general and administrative expenses	7.7	268.8	17.8	—	294.3
Amortization of intangible assets	—	14.6	—	—	14.6
Loss (gain) on foreign currency	—	0.2	(0.1)	—	0.1
Restructuring expenses	—	3.8	—	—	3.8
Impairment of goodwill and other intangible assets	—	2.9	—	—	2.9
Other operating expenses, net	—	1.0	0.4	—	1.4
Operating (Loss) Profit	(7.7)	117.5	(2.0)	—	107.8
Interest expense	85.5	—	—	—	85.5
(Loss) Earnings before Income Taxes	(93.2)	117.5	(2.0)	—	22.3
Income tax (benefit) expense	(30.0)	37.7	(0.6)	—	7.1
Net (Loss) Earnings before Equity in Subsidiaries	(63.2)	79.8	(1.4)	—	15.2
Equity earnings in subsidiary	78.4	—	—	(78.4)	—
Net Earnings (Loss)	$15.2	$79.8	$(1.4)	$(78.4)	$15.2
Total Comprehensive Income (Loss)	$26.7	$92.4	$(2.5)	$(89.9)	$26.7

	Year Ended September 30, 2012
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
Net Sales	$—	$906.1	$70.9	$(18.1)	$958.9
Cost of goods sold	—	495.2	52.9	(18.1)	530.0
Gross Profit	—	410.9	18.0	—	428.9
Selling, general and administrative expenses	3.6	253.6	16.8	—	274.0
Amortization of intangible assets	—	12.6	—	—	12.6
Loss on foreign currency	—	0.4	0.1	—	0.5
Other operating expenses, net	—	2.7	—	—	2.7
Operating (Loss) Profit	(3.6)	141.6	1.1	—	139.1
Interest expense	42.6	16.2	1.5	—	60.3
Other expense	—	3.3	(4.9)	—	(1.6)
(Loss) Earnings before Income Taxes	(46.2)	122.1	4.5	—	80.4
Income tax (benefit) expense	(17.3)	46.7	1.1	—	30.5
Net (Loss) Earnings before Equity in Subsidiaries	(28.9)	75.4	3.4	—	49.9
Equity earnings in subsidiary	65.5	—	—	(65.5)	—
Net Earnings	$36.6	$75.4	$3.4	$(65.5)	$49.9
Total Comprehensive Income	$22.2	$55.4	$2.4	$(51.1)	$28.9

POST HOLDINGS, INC.
CONDENSED CONSOLIDATING BALANCE SHEETS

	September 30, 2014
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total

ASSETS
Current Assets
Cash and cash equivalents	$246.6	$15.7	$10.0	$(3.9)	$268.4
Restricted cash	1.1	79.8	3.9	—	84.8
Receivables, net	78.0	305.2	45.9	(15.4)	413.7
Inventories	—	336.5	44.2	—	380.7
Deferred income taxes	27.0	—	—	—	27.0
Intercompany notes receivable	6.3	—	—	(6.3)	—
Prepaid expenses and other current assets	11.4	30.4	2.6	—	44.4
Total Current Assets	370.4	767.6	106.6	(25.6)	1,219.0
Property, net	—	775.9	56.0	—	831.9
Goodwill	—	2,732.8	153.9	—	2,886.7
Other intangible assets, net	—	2,518.5	124.5	—	2,643.0
Intercompany receivable	1,015.4	—	—	(1,015.4)	—
Intercompany notes receivable	178.9	—	—	(178.9)	—
Investment in subsidiaries	5,543.1	8.1	—	(5,551.2)	—
Other assets	61.7	86.1	2.7	—	150.5
Total Assets	$7,169.5	$6,889.0	$443.7	$(6,771.1)	$7,731.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$22.2	$3.0	$0.4	$—	$25.6
Accounts payable	—	212.2	32.1	(19.3)	225.0
Intercompany notes payable	—	—	6.3	(6.3)	—
Other current liabilities	100.4	153.8	15.1	—	269.3
Total Current Liabilities	122.6	369.0	53.9	(25.6)	519.9
Long-term debt	3,824.2	2.9	3.4	—	3,830.5
Intercompany payable	—	1,013.8	1.6	(1,015.4)	—
Intercompany notes payable	—	—	178.9	(178.9)	—
Deferred income taxes	883.8	—	31.3	—	915.1
Other liabilities	55.7	115.9	10.8	—	182.4
Total Liabilities	4,886.3	1,501.6	279.9	(1,219.9)	5,447.9
Total Stockholders’ Equity	2,283.2	5,387.4	163.8	(5,551.2)	2,283.2
Total Liabilities and Stockholders’ Equity	$7,169.5	$6,889.0	$443.7	$(6,771.1)	$7,731.1

	September 30, 2013
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total

ASSETS
Current Assets
Cash and cash equivalents	$391.4	$4.1	$8.2	$(1.7)	$402.0
Restricted cash	38.1	—	—	—	38.1
Receivables, net	0.3	75.9	10.9	(3.9)	83.2
Inventories	—	115.9	6.0	—	121.9
Deferred income taxes	11.8	—	0.1	—	11.9
Prepaid expenses and other current assets	3.2	7.4	0.4	—	11.0
Total Current Assets	444.8	203.3	25.6	(5.6)	668.1
Property, net	—	342.4	46.1	—	388.5
Goodwill	—	1,483.3	6.4	—	1,489.7
Other intangible assets, net	—	898.4	—	—	898.4
Intercompany receivable	391.9	—	—	(391.9)	—
Investment in subsidiaries	2,384.0	—	—	(2,384.0)	—
Deferred income taxes	—	—	2.4	—	2.4
Other assets	24.0	2.7	—	—	26.7
Total Assets	$3,244.7	$2,930.1	$80.5	$(2,781.5)	$3,473.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$0.5	$76.9	$5.3	$(5.6)	$77.1
Other current liabilities	18.5	43.8	6.6	—	68.9
Total Current Liabilities	19.0	120.7	11.9	(5.6)	146.0
Long-term debt	1,408.6	—	—	—	1,408.6
Intercompany payable	—	391.7	0.2	(391.9)	—
Deferred income taxes	304.3	—	—	—	304.3
Other liabilities	14.2	94.9	7.2	—	116.3
Total Liabilities	1,746.1	607.3	19.3	(397.5)	1,975.2
Total Stockholders’ Equity	1,498.6	2,322.8	61.2	(2,384.0)	1,498.6
Total Liabilities and Stockholders’ Equity	$3,244.7	$2,930.1	$80.5	$(2,781.5)	$3,473.8

POST HOLDINGS, INC.
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended September 30, 2014
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
Net Cash (Used in) Provided by by Operating Activities	$(110.6)	$294.1	$1.8	$(2.2)	$183.1

Cash Flows from Investing Activities
Business acquisitions, net of cash acquired	(3,329.1)	52.2	(287.2)	—	(3,564.1)
Additions to property	—	(111.2)	(4.3)	—	(115.5)
Restricted cash	37.0	(76.3)	(4.0)	—	(43.3)
Cash advance for acquisition	—	(73.7)	(1.3)	—	(75.0)
Insurance proceeds on loss of property	—	4.3	—	—	4.3
Proceeds from equity distributions	102.8	—	—	(102.8)	—
Capitalization of subsidiaries	(323.7)	—	—	323.7	—
Receipt of intercompany loan payments	—	0.1	—	(0.1)	—
Net Cash Used in Investing Activities	(3,513.0)	(204.6)	(296.8)	220.8	(3,793.6)

Cash Flows from Financing Activities
Proceeds from issuance of Senior Notes	2,385.6	—	—	—	2,385.6
Proceeds from issuance of preferred stock, net of issuance costs	310.2	—	—	—	310.2
Proceeds from issuance of common stock, net of issuance costs	593.4	—	—	—	593.4
Proceeds from issuance of equity component of tangible equity units, net of issuance costs	238.1	—	—	—	238.1
Proceeds from issuance of debt component of tangible equity units	41.8	—	—	—	41.8
Repayments of long-term debt	(5.6)	(1.3)	—	—	(6.9)
Payments of preferred stock dividend	(14.4)	—	—	—	(14.4)
Payments of debt issuance costs	(64.0)	—	—	—	(64.0)
Payments for equity distributions	—	(102.8)	—	102.8	—
Proceeds from Parent capitalization	—	26.2	297.5	(323.7)	—
Repayments of intercompany loans	—	—	(0.1)	0.1	—
Other, net	0.4	—	—	—	0.4
Net Cash Provided by (Used in) by Financing Activities	3,485.5	(77.9)	297.4	(220.8)	3,484.2
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6.7)	—	(0.6)	—	(7.3)

Net (Decrease) Increase in Cash and Cash Equivalents	(144.8)	11.6	1.8	(2.2)	(133.6)
Cash and Cash Equivalents, Beginning of Year	391.4	4.1	8.2	(1.7)	402.0
Cash and Cash Equivalents, End of Year	$246.6	$15.7	$10.0	$(3.9)	$268.4

	Year Ended September 30, 2013
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
Net Cash Provided by Operating Activities	$37.7	$158.3	$4.8	$(81.6)	$119.2

Cash Flows from Investing Activities
Business acquisitions, net of cash acquired	(345.8)	(7.1)	—	—	(352.9)
Additions to property	—	(30.3)	(2.5)	—	(32.8)
Restricted cash	(38.1)	—	—	—	(38.1)
Proceeds from equity distributions	39.1	—	—	(39.1)	—
Net Cash Used in Investing Activities	(344.8)	(37.4)	(2.5)	(39.1)	(423.8)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	600.0	—	—	—	600.0
Proceeds from issuance of preferred stock, net of issuance costs	234.0	—	—	—	234.0
Repayments of long-term debt	(170.6)	—	—	—	(170.6)
Payments of preferred stock dividend	(4.2)	—	—	—	(4.2)
Payments of debt issuance costs	(10.5)	—	—	—	(10.5)
Payments for equity distributions	—	(119.0)	—	119.0	—
Other, net	0.1	—	—	—	0.1
Net Cash Provided by (Used in) Financing Activities	648.8	(119.0)	—	119.0	648.8
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(0.4)	—	(0.4)

Net Increase in Cash and Cash Equivalents	341.7	1.9	1.9	(1.7)	343.8
Cash and Cash Equivalents, Beginning of Year	49.7	2.2	6.3	—	58.2
Cash and Cash Equivalents, End of Year	$391.4	$4.1	$8.2	$(1.7)	$402.0

	Year Ended September 30, 2012
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
Net Cash (Used in) Provided by Operating Activities	$(3.1)	$201.5	$9.8	$(64.2)	$144.0

Cash Flows from Investing Activities
Additions to property	—	(29.5)	(1.4)	—	(30.9)
Payment for equity contributions	(6.0)	—	—	6.0	—
Proceeds from equity distributions	84.3	—	—	(84.3)	—
Net Cash Provided by (Used in) Investing Activities	78.3	(29.5)	(1.4)	(78.3)	(30.9)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	950.0	—	—	—	950.0
Payment to Ralcorp	(900.0)	—	—	—	(900.0)
Repayments of long-term debt	(4.4)	—	—	—	(4.4)
Purchases of treasury stock	(53.4)	—	—	—	(53.4)
Change in net investment of Ralcorp	—	(21.3)	(18.1)	—	(39.4)
Payments of debt issuance costs	(17.7)	—	—	—	(17.7)
Changes in intercompany debt	—	—	7.8	—	7.8
Proceeds from equity contributions	—	—	6.0	(6.0)	—
Payments for equity distributions	—	(148.5)	—	148.5	—
Net Cash Used in Financing Activities	(25.5)	(169.8)	(4.3)	142.5	(57.1)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	0.5	—	0.5

Net Increase in Cash and Cash Equivalents	49.7	2.2	4.6	—	56.5
Cash and Cash Equivalents, Beginning of Year	—	—	1.7	—	1.7
Cash and Cash Equivalents, End of Year	$49.7	$2.2	$6.3	$—	$58.2

NOTE 23 — SUMMARY QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Fiscal 2014
Net sales	$297.0	$438.0	$633.0	$1,043.1
Gross profit	114.5	129.4	148.6	228.7
Impairment of goodwill and other intangible assets	—	—	—	295.6
Net (loss) earnings	(2.4)	(18.3)	(35.1)	(287.4)
Net (loss) earnings available to common stockholders	(5.0)	(22.6)	(39.3)	(291.7)
Basic (loss) earnings per share	$(0.15)	$(0.67)	$(0.92)	$(5.86)
Diluted (loss) earnings per share	$(0.15)	$(0.67)	$(0.92)	$(5.86)

Fiscal 2013
Net sales	$236.9	$248.2	$257.3	$291.7
Gross profit	105.7	102.5	104.2	112.5
Impairment of goodwill and other intangible assets	—	—	—	2.9
Net earnings (loss)	7.6	5.1	3.4	(0.9)
Net earnings (loss) available to common stockholders	7.6	4.3	1.1	(3.2)
Basic earnings (loss) per share	$0.23	$0.13	$0.03	$(0.10)
Diluted earnings (loss) per share	$0.23	$0.13	$0.03	$(0.10)

NOTE 24 — SUBSEQUENT EVENTS
Preferred Stock Dividend
On October 22, 2014, the Company’s Board of Directors declared a quarterly dividend of $0.9375 per share, representing payment for the dividend period from the date of August 15, 2014 to November 14, 2014, on the Company’s 3.75% Series B Cumulative Perpetual Convertible Preferred Stock. The Board of Directors also declared a quarterly dividend of $0.625 per share, representing payment for the dividend period from August 15, 2014 to November 14, 2014, on the Company’s 2.5% Series C Cumulative Perpetual Convertible Preferred Stock. Both dividends were paid on November 17, 2014 to preferred shareholders of record as of November 1, 2014.
Business Combinations
On October 1, 2014, the Company completed the previously announced acquisition of the PowerBar and Musashi brands and related worldwide assets from Nestlé S.A for $150.0 subject to a working capital adjustment, which resulted in a payment at closing of $136.1. The parties have not yet agreed on a final net working capital adjustment. The PowerBar and Musashi brands manufacture and market premium bars, powders and gels.
On November 1, 2014, the Company completed the previously announced acquisition of American Blanching Company (“ABC”) for $128.0, on a debt-free, cash-free basis. ABC is a manufacturer of peanut butter for national brands, private label retail and industrial markets and provider of peanut blanching, granulation and roasting services for the commercial peanut industry.
These transactions will be accounted for as business combinations under the acquisition method of accounting. The Company will record the assets acquired and liabilities assumed at their fair values as of the respective acquisition dates. Due to the limited time since closing of the acquisitions, the valuation efforts and related acquisition accounting are incomplete at the time of filing of the consolidated financial statements. As a result, the Company is unable to provide amounts recognized as of the acquisition date for major classes of assets and liabilities acquired, including goodwill. In addition, because the acquisition accounting is incomplete, the Company is unable to provide the supplemental pro forma revenue and earnings for the combined entity, as the pro forma adjustments are expected to primarily consist of estimates for the amortization of identifiable intangible assets acquired and related income tax effects which will result from the purchase price allocation and determination of the fair values for the assets acquired and liabilities assumed.